UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

PARK STERLING CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1043 East Morehead Street, Suite 201

Charlotte, North Carolina 28204

April 13, 2017

TO THE SHAREHOLDERS OF

PARK STERLING CORPORATION

We are pleased to invite you to attend the 2017 Annual Meeting of Shareholders of Park Sterling Corporation. The Annual Meeting will be held at 4201 Congress Street, Suite 210, Charlotte, North Carolina, on Thursday, May 25, 2017 at 8:30 A.M., local time.

Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement, each of which we urge you to read carefully. In addition, enclosed is a proxy card and a copy of our Annual Report on Form 10-K for the year ended December 31, 2016.

Even if you plan to attend the Annual Meeting, I encourage you to review these proxy materials and vote your shares in advance of the Annual Meeting either by Internet or by mail. Instructions regarding Internet voting are included on the proxy card. If you choose to submit a proxy by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you may revoke your proxy at any time before it is exercised as explained in the Proxy Statement.

Thank you for your interest in Park Sterling.

Sincerely,

James C. Cherry Chief Executive Officer

PARK STERLING CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on

May 25, 2017

TO OUR SHAREHOLDERS:

The 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of Park Sterling Corporation (the “Company”) will be held at 4201 Congress Street, Suite 210, Charlotte, North Carolina, on Thursday, May 25, 2017, at 8:30 A.M., local time, for the following purposes:

1.	To elect as directors of the Company the four nominees named in the Proxy Statement, to serve three-year terms expiring in 2020, or until their successors are duly elected and qualified;

2.	To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	To adopt an advisory (nonbinding) resolution approving the compensation of the Company’s named executive officers, commonly referred to as a “say on pay” vote; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

We have fixed March 23, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of the Company’s Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to review these proxy materials and vote your shares in advance of the Annual Meeting by Internet or by mail, as described in the accompanying Proxy Statement. You may also vote your shares in person at the Annual Meeting. To obtain directions to be able to attend the Annual Meeting and vote in person, please call Ralph W. Brewer at (704) 716-2134.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 25, 2017: the Proxy Statement, form of proxy and the Company’s 2016 Form 10-K which serves as its annual report to shareholders are available on the Company’s website at www.parksterlingbank.com, under Investor Relations.

By order of the Board of Directors

Ralph W. Brewer
Secretary

April 13, 2017

PARK STERLING CORPORATION

1043 East Morehead Street, Suite 201

Charlotte, North Carolina 28204

Proxy Statement

Annual Meeting of Shareholders

to be held on

May 25, 2017

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Park Sterling Corporation (the “Company”) of proxies to be used at the 2017 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, May 25, 2017, at 8:30 A.M., local time, at 4201 Congress Street, Suite 210, Charlotte, North Carolina, and at any adjournment or adjournments thereof. These proxy materials are first being mailed or made available to shareholders on or about April 13, 2017.

The entire cost of soliciting these proxies will be borne by the Company. In addition to the delivery of the proxy materials by mail, the Company may request banks, brokers and other record holders, or a proxy solicitor acting on its behalf, to send proxies and proxy materials to the beneficial owners of the Company’s common stock (the “Common Stock”) and secure their voting instructions and will reimburse them for their reasonable expenses in so doing. The Company has not engaged a proxy solicitor to solicit proxies from shareholders; however, the Company retains the right to do so if it deems such solicitation necessary. Furthermore, the Company may also use one or more of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either in person, by telephone, by e-mail, or by special letter.

Business to be Transacted

At the Annual Meeting, we will ask you to:

1.	Elect as directors of the Company the four nominees named in this Proxy Statement, to serve three-year terms expiring in 2020, or until their successors are duly elected and qualified;

2.	Ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	Adopt an advisory (nonbinding) resolution approving the compensation of the Company’s named executive officers, commonly referred to as a “say on pay” vote; and

4.	Transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

No other items are scheduled to be voted upon.

Who May Vote

Shareholders of record of Common Stock as of the close of business on March 23, 2017, the record date established by the Company’s Board of Directors, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof, either in person or by proxy. Each share of Common Stock is entitled to one vote on each matter expected to be presented at the Annual Meeting. On the record date, there were 53,105,169 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Voting Methods

You may vote at the Annual Meeting: (i) in person, (ii) by mail via your proxy card, or (iii) on the Internet in accordance with the instructions on your proxy card. If a bank, broker or other nominee (“broker”) holds your shares, you will receive voting instructions directly from the holder of record.

Voting by Proxy

The form of proxy solicited by the Board of Directors permits you to specify a choice among “for,” “against,” and “abstain” with respect to each nominee for election as director, as well as with respect to each of the other matters to be acted upon at the Annual Meeting. All shares represented by valid proxies that the Company receives through this solicitation, and that are not revoked, will be voted according to your instructions on the proxy card or as instructed via the Internet. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations. If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on these matters in accordance with their best judgment.

Revocability of Proxies

Even if you execute a proxy, you have the right to revoke it and change your vote by notifying us at any time before your proxy is voted. You may revoke a proxy at any time by submitting written notice of revocation to the Company’s Secretary before the proxy is exercised, by submitting a proxy having a later date, or by appearing at the Annual Meeting and voting in person. Unless so revoked, the shares of Common Stock represented by the valid proxies received pursuant to this solicitation will be voted in accordance with the specifications given therein.

Quorum and Vote Necessary for Action

Quorum. Shareholders may take action on a matter at the Annual Meeting only if a quorum exists with respect to that matter. The presence in person or by proxy of the holders of record of a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Votes “for” and “against,” “abstentions” and “broker non-votes” (described below) will all be counted as present for purposes of determining whether a quorum exists. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment (unless a new record date is set for the adjourned meeting). If a quorum is not present at the opening of the Annual Meeting, the meeting may be adjourned from time to time by the vote of the holders of a majority of the votes cast on the motion to adjourn.

Broker Non-Votes. A broker holding shares in “street name” for a beneficial owner has discretion (but is not required) to vote the client’s shares with respect to “routine” matters if the client does not provide voting instructions. The broker, however, is not permitted to vote the client’s shares with respect to “non-routine” matters without voting instructions. A “broker non-vote” occurs when your broker submits a proxy for your shares but does not vote on a particular proposal because the broker does not have discretionary voting power for that item and has not received instructions from you. Broker non-votes, if any, will be counted for purposes of determining a quorum but will not be treated as votes cast and therefore will have no effect on the vote required for a particular matter.

“Routine” and “Non-routine” Matters. The Company believes that the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for 2017 (Proposal 2) will be considered a routine matter under applicable stock exchange rules. Therefore, even if your broker does not receive voting instructions from you, your broker is entitled (but not required) to vote your shares on this proposal. The Company believes that the election of directors (Proposal 1) and the advisory “say on pay” vote (Proposal 3) will be considered non-routine matters under applicable stock exchange rules, and therefore your broker will not entitled to vote your shares on these proposals without your specific instructions

Required Vote. With respect to the election of directors (Proposal 1), the Company amended its Articles of Incorporation following the 2016 annual meeting of shareholders to provide for majority voting in the election of directors. As a result, in an uncontested election (i.e., an election where the only nominees are those proposed by our Board of Directors, such as at the Annual Meeting), a director will be elected if the votes cast for his or her election exceed the votes cast against his or her election by the shares entitled to vote. Abstentions and broker non-votes are not treated as votes cast and are not counted for purposes of determining the election of directors. If an incumbent nominee does not receive the required votes for election at the Annual Meeting, then under the Board of Directors’ Resignation Policy, the nominee must tender his or her resignation to the Board of Directors, and the Board, with the assistance of the Nominating and Governance Committee, will determine whether to accept the resignation or take other action and will publicly disclose its decision regarding the resignation and the basis for its decision.

Approval of the ratification of the appointment of Dixon Hughes Goodman LLP (Proposal 2) and “say on pay” (Proposal 3) requires the affirmative vote of the majority of the votes cast with respect to each such matter at the Annual Meeting. Abstentions and broker non-votes, if any, will not be treated as a vote cast either for or against either of these matters. “Say on pay” (Proposal 3) is an advisory vote that will not be binding on the Board of Directors. The Board of Directors will, however, strongly consider the outcome of this vote in determining the compensation of named executive officers.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Shareholders

The following table sets forth information with respect to the beneficial ownership of Common Stock as of March 23, 2017 by those persons known to the Company to be the beneficial owners of more than five percent of the Common Stock, based solely on the most recent Schedule 13D and 13G reports filed with the Securities and Exchange Commission (the “SEC”) and the information contained in those filings. Percentages are calculated based on shares outstanding as of March 23, 2017. The nature of beneficial ownership of the shares included is presented in the notes following the table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock (2)
T.Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	5,566,068	10.48%
RMB Capital Holdings, LLC and related entities (4) 115 S. LaSalle Street, 34th Floor Chicago, IL 60603	3,278,754	6.17%
The Banc Funds Company, LLC and related entities (5) 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	3,199,994	6.03%
Dimensional Fund Advisors LP (6) 6300 Bee Cave Road, Building One Austin, TX 78746	2,837,654	5.34%

(1)

“Beneficial Ownership” for purposes of the table is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)

This table includes beneficial ownership information for those beneficial owners whose Schedule 13G reports filed in January and February 2017 indicated beneficial ownership of more than 5% of the Common Stock as of December 31, 2016. As of the date of this Proxy Statement, no additional reports have been filed by these beneficial owners pursuant to Section 13(d) that reflect any different beneficial ownership of the Common Stock.

(3)

T. Rowe Price Associates, Inc. reported in its Schedule 13G/A filed with the SEC on January 10, 2017 that it had sole power to vote 683,524 shares and sole investment power with respect to 5,566,068 shares.

(4)

Based on a Schedule 13G jointly filed by the reporting persons with the SEC on February 13, 2017, each of RMB Capital Holdings, LLC and RMB Capital Management, LLC had shared voting and investment power with respect to 3,278,754 shares, Iron Road Capital Partners L.L.C. had shared voting and investment power with respect to 49,908 shares, RMB Mendon Managers, LLC had shared voting and investment power with respect to 1,192,670 shares, and Mendon Capital Advisors Corp. had shared voting and investment power with respect to 2,036,176 shares. Walter Clark is manager of RMB Capital Holdings, LLC, which is in turn manager of RMB Capital Management, LLC (a registered investment advisor). RMB Capital Holdings, LLC and RMB Capital Management, LLC are managers of each of Iron Road Capital Partners L.L.C. and RMB Mendon Managers, LLC.

(5)

Based on a Schedule 13G/A jointly filed by the reporting persons with the SEC on February 15, 2017, Banc Fund VII, L.P. had sole voting and investment power with respect to 891,526 shares, Banc Fund VIII L.P. had sole voting and investment power with respect to 1,931,022 shares, Banc Fund IX L.P. had sole voting and investment power with respect to 377,446 shares, and Banc Fund VI, L.P. had no voting or investment power with respect to any shares. Charles J. Moore, President and principal shareholder of The Banc Funds Company, L.L.C., which is the general partner of the respective general partner of each of the reporting funds, is the manager of each of the funds, has sole voting and investment power with respect to the shares held by each of the funds.

(6)

Dimensional Fund Advisors LP (“Dimensional Fund”) reported in its Schedule 13G/A filed with the SEC on February 9, 2017 that it had sole power to vote 2,705,408 shares and sole investment power with respect to 2,837,654 shares. Dimensional Fund serves as investment adviser to four registered investment companies, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (the “funds”). All shares are owned by the funds. However, in its role as investment advisor, sub-adviser and/or manager, Dimensional Fund may possess voting and/or investment power with respect to the shares that are owned by the funds, and may be deemed to be the beneficial owner of such shares. Dimensional Funds expressly disclaims beneficial ownership of such shares.

Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of Common Stock as of March 23, 2017 by all current directors and all nominees for director of the Company and the executive officers named in the Summary Compensation Table included later in this Proxy Statement, and of all current directors and executive officers of the Company as a group. Percentages are calculated based on the number of shares outstanding as of March 23, 2017. Except as otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Common Stock
Walter C. Ayers	69,750	(2)	*
Leslie M. Baker, Jr.	382,144	(3)	*
Larry W. Carroll	380,525	(4)	*
James C. Cherry	583,305	(5)	1.09%
Jean E. Davis	116,900	(6)	*
Nancy J. Foster	360,056	(7)	*
David L. Gaines	-		*
Grant S. Grayson	117,007	(8)	*
Patricia C. Hartung	78,712	(9)	*
Thomas B. Henson	200,628	(10)	*
Jeffrey S. Kane	70,208	(11)	*
Bryan F. Kennedy, III	312,645	(12)	*
Mark S. Ladnier	8,805	(13)	*
Kim S. Price	162,180	(14)	*
Ben R. Rudisill, II	168,993	(15)	*
Donald K. Truslow	73,946	(16)	*
Robert G. Whitten	23,041	(17)	*
All directors and executive officers as a group (16 persons)	3,108,845	(18)	7.28%

* Less than 1%

(1)

Amounts include, as applicable, shares of unvested restricted stock, as to which the director or executive officer currently has sole voting power but no investment power prior to vesting, as well as shares that may be acquired upon exercise of stock options that currently are exercisable or are exercisable within 60 days, as to which the director or executive officer would have sole voting and investment power upon acquisition, as indicated in the footnotes below.

(2)	Includes (i) 9,266 shares of unvested restricted stock, and (ii) 32,340 shares that may be acquired upon the exercise of stock options.

(3)	Includes (i) 153,847 shares held in trust, (ii) 9,266 shares of unvested restricted stock, and (iii) 40,425 shares that may be acquired upon exercise of stock options.

(4)	Includes (i) 9,266 shares of unvested restricted stock, and (ii) 46,090 shares that may be acquired upon the exercise of stock options.

(5)	Includes (i) 42,466 shares of unvested restricted stock, and (ii) 363,825 shares that may be acquired upon the exercise of stock options.

(6)	Includes (i) 9,266 shares of unvested restricted stock, and (ii) 32,340 shares that may be acquired upon the exercise of stock options.

(7)	Includes (i) 28,367 shares of unvested restricted stock, and (ii) 186,380 shares that may be acquired upon the exercise of stock options.

(8)	Includes 4,400 shares of unvested restricted stock.

(9)	Includes 9,266 shares of unvested restricted stock.

(10)

Includes (i) 58,298 shares held in trust, (ii) 1,910 shares held by Mr. Henson’s children, as to which they have sole voting and investment power and which he is deemed to beneficially own, (iii) 9,266 shares of unvested restricted stock, and (iv) 46,090 shares that may be acquired upon the exercise of stock options.

(11)

Includes (i) 2,308 shares held jointly with Mr. Kane’s spouse, as to which he has shared voting and investment power, (ii) 9,266 shares of unvested restricted stock, and (iii) 32,340 shares that may be acquired upon the exercise of stock options.

(12)

Includes (i) 2,750 shares held by Mr. Kennedy’s spouse, as to which she has sole voting and investment power and he is deemed the beneficial owner, (ii) 27,867 shares of unvested restricted stock, and (iii) 186,380 shares that may be acquired upon the exercise of stock options.

(13)	Includes 4,633 shares of unvested restricted stock.

(14)	Includes (i) 7,660 shares of unvested restricted stock, and (ii) 25,000 shares that may be acquired by Mr. Price upon the exercise of stock options.

(15)	Includes (i) 9,266 shares of unvested restricted stock, and (ii) 4,351 shares that may be acquired upon the exercise of stock options.

(16)	Includes 9,667 shares of unvested restricted stock.

(17)	Includes 4,400 shares of unvested restricted stock.

(18)

Includes (i) 1,902,788 shares owned of record or beneficially by such persons; (ii) 2,308 shares owned beneficially by such persons, as to which they have shared voting and investment power; (iii) 4,660 shares deemed to be owned beneficially by such persons, as to which they have no voting and investment power; (iv) 203,528 shares of unvested restricted stock; and (v) 995,561 shares that may be acquired upon the exercise of stock options.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Articles of Incorporation and Bylaws provide that the Board of Directors will consist of at least six but not more than nineteen members. The exact number of directors is determined from time to time by the vote of a majority of directors. The directors are divided into three classes having staggered three-year terms. Each class of directors is as nearly equal in number as possible.

The number of directors currently is fixed at twelve. Each director also currently serves as a director of Park Sterling Bank, the Company’s wholly owned banking subsidiary (the “Bank”).

The Board of Directors has nominated Walter C. Ayers, Jean E. Davis, Jeffrey S. Kane and Kim S. Price, all of whom currently are directors of the Company and whose terms expire at the Annual Meeting, for re-election by the shareholders. Upon election, each such director will serve until the 2020 Annual Meeting of Shareholders or until his or her earlier resignation or retirement or until a successor is elected and qualified to serve. Although the Board of Directors expects that each of the nominees will be available for election, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, the persons named as proxies in the accompanying form of proxy may vote for a substitute nominee proposed by the Board of Directors.

Proxies may not be voted for a number of persons greater than the number of nominees.

The Board of Directors recommends a vote FOR each of WALTER C. AYERS, JEAN E. DAVIS, JEFFREY S. KANE AND KIM S. PRICE for election as directors of the Company. Properly submitted proxies will be voted FOR the election of Mr. Ayers, Ms. Davis, Mr. Kane, and Mr. Price unless otherwise specified.

Board of Directors

The names, ages and principal occupations (which have continued for at least the past five years unless otherwise indicated) and certain other information, including the specific experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director of the Company, with respect to each of the nominees and continuing directors are set forth below.

Nominees for Terms Expiring in 2020

Walter C. Ayers. Mr. Ayers, age 75, is the retired President and Chief Executive Officer of the Virginia Bankers Association, a position in which he served for 24 years until his retirement at the end of 2006. Past board affiliations include the American Bankers Professional Fidelity and Insurance Company, the American Bankers Insurance Association, and Bay Banks of Virginia, Inc. Mr. Ayers also served as a member of the American Bankers Association’s Communications Counsel, Government Relations Council, Deposit Insurance Reform Task Force, and the State Association Division Executive Committee. He brings extensive knowledge of community and regional banking, particularly in the Commonwealth of Virginia, including strategic, financial and regulatory considerations, to the Board of Directors. His knowledge of and relationships with banks in Virginia are expected to support the Company’s growth ambitions in that market. He also brings national experience with banking-related industry associations and government relations. In addition, as a former director of Bay Banks of Virginia, Inc., Mr. Ayers brings community bank and public company board experience. Mr. Ayers has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since Bank’s initial public offering in 2010 (the “Public Offering”).

Jean E. Davis. Ms. Davis, age 61, retired as the head of Operations, Technology and e-Commerce of Wachovia Corporation in 2006, a position that she held since 2001. She previously served as the Head of Operations and Technology, Head of Human Resources, Head of Retail Banking, and in several office executive, regional executive and corporate banking roles for Wachovia. She is currently a member of the Board of Safe Alliance, Charlotte, NC and of the Charlotte Latin School. Ms. Davis previously served as a member of the Financial Services Roundtable, the Board of Trustees of University of North Carolina at Greensboro, the Board of Visitors of the University of North Carolina at Chapel Hill, the Board of Directors of the YMCA of Greater Charlotte and the Board of United Family Services. Ms. Davis brings extensive knowledge of bank operations and technology, as well as human resources, to the Board of Directors, both of which are important to the Company’s long-term success. In addition, she brings a strong background in retail banking, merger due diligence and merger integration experience. Ms. Davis has been a director of the Company since March 2011.

Jeffrey S. Kane. Mr. Kane, age 63, retired as Senior Vice President in charge of the Charlotte Office of the Federal Reserve Bank of Richmond in 2009, which included overall responsibility for Fifth District Cash Operations, Reserve Accounts and Loans functions. He was previously responsible for Banking Supervision and Regulation for the Fifth District, and began his banking career as a lending officer at the Bank of Virginia. Mr. Kane brings extensive experience in bank regulatory matters to the Board of Directors. This includes significant knowledge of supervisory matters, soundness considerations, regulatory compliance, application approval and central bank operations. Mr. Kane also brings strong knowledge of commercial and retail banking markets in the Carolinas and Virginia, from a regulatory perspective, to the Board of Directors. His past involvement with education initiatives for bank directors is also valuable to our Board of Directors. Mr. Kane has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Public Offering.

Kim S. Price. Mr. Price, age 61, is the retired President and Chief Executive Officer of Citizens South Banking Corporation (“Citizens South”) and Citizens South Bank, a position in which he served for 15 years until his retirement in October 2012 in connection with the merger of Citizens South into the Company. He currently serves as a director of both the Daniel Stowe Botanical Garden and the Community Foundation of Gaston County. Past board affiliations include Citizens South Banking Corporation and Citizens South Bank as well as the Gaston County Economic Development Corporation. As the former chief executive officer of Citizens South, Mr. Price brings both exceptional knowledge of managing and overseeing a successful community bank as well as local market experience to the Board of Directors. In addition, Mr. Price has local experience with banking-related industry associations and government relations, and deep knowledge of and connections with community banks in North Carolina, which is supportive of the Company’s growth strategies. Mr. Price currently serves as Vice Chairman of the Board of Directors and has been a director of the Company since October 2012.

Continuing Directors with Terms Expiring in 2019

Leslie M. Baker, Jr. Mr. Baker, age 74, retired as Chairman of the Board of Wachovia Corporation in 2003. He previously served as President and Chief Executive Officer, Chief Operating Officer, President of the North Carolina bank, Chief Credit Officer, and Manager of the International Division of Wachovia. Mr. Baker is a founder of the National Museum of the Marine Corps and a member of the board of trustees of the Marine Corp Heritage Foundation. Past board affiliations include Marsh & McLennan Companies, Inc., the Federal Advisory Council of the Federal Reserve, International Monetary Conference, Financial Services Roundtable, American Bankers Association, Carolina Power & Light, Novant Health and Acuity Brands. As the former chief executive officer of a successful regional and super-regional bank, Mr. Baker brings exceptional knowledge of all aspects of managing and overseeing our Company to the Board of Directors. In addition, Mr. Baker brings a keen interest in both economic analysis and corporate governance to the Board of Directors, as well as experience as a public company director. Mr. Baker currently serves as Chairman of the Board of Directors and has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Public Offering.

Larry W. Carroll. Mr. Carroll, age 65, has been the President of Carroll Financial Associates, Inc., a financial planning and investment management firm, since 1980. He currently serves on the Board of Directors of Carroll Financial Associates, Inc., the Board of Directors of Capitala Investment Corp., a North Carolina-based publicly traded business development corporation, and the Board of Directors of the Cultural and Heritage Foundation. He previously served on the Board of Trustees of Wingate University. Prior to the Public Offering, Mr. Carroll also served as Chairman of the Board of Directors of the Bank. He began his career as a public accountant with KPMG LLC (USA). Mr. Carroll brings expertise in the financial services industry and capital markets to the Board of Directors, including a deep understanding of the wealth management business. His experience as a public accountant is important to our Audit Committee and Board of Directors, and his successful entrepreneurial experience is supportive of the Company’s organic growth strategy. In addition, his deep knowledge of and connections to community banking in the Carolinas is important to the Company’s acquisition strategy. Mr. Carroll has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since 2006.

Grant S. Grayson. Mr. Grayson, age 64, has been a shareholder in the law firm of LeClairRyan, since November 2009. Prior to November 2009, Mr. Grayson was a partner in the law firm of Cantor Arkema, P.C. Mr. Grayson served as Chairman of the First Capital Bancorp, Inc. (“First Capital”) board of directors from 1998 until First Capital’s merger with the Company in January 2016. Mr. Grayson’s knowledge and past experiences have provided the Park Sterling board of directors with insight into the effective integration of the First Capital operations. In addition, Mr. Grayson provides valuable guidance regarding merger activities, government and community relations, interactions with industry group and professional associations and business development efforts. Mr. Grayson has been a director of the Company since January 2016.

Ben R. Rudisill, II. Mr. Rudisill, age 72, is the retired President of Rudisill Enterprises, Inc., a beverage distributor and food broker that he founded in 1976. Mr. Rudisill served as a director of Citizens South from 1977 until its merger with the Company in October 2012, and served as Chairman of Citizens South from May 2012 until the merger and prior to that as Vice Chairman since January 1998. Mr. Rudisill also served as Chairman of Citizens South Bank from May 2009 until the merger. Mr. Rudisill currently serves as a director of the U.S. National Whitewater Center and as a director of Linville Golf Club. Past board affiliations include the Public Service Company of North Carolina, the Duke University Fuqua School of Business, and Lenoir Rhyne College. During his tenure as a director of Citizens South and since becoming a member of the Board of Directors, Mr. Rudisill has developed knowledge of both the banking industry in general and the Company’s business, history, organization and executive management which, together with his personal understanding of many of the markets that we serve, has enhanced his ability to serve the Board of Directors. In addition, Mr. Rudisill brings entrepreneurial experience that is supportive of the Company’s organic growth strategy. Mr. Rudisill has been a director of the Company since October 2012.

Continuing Directors with Terms Expiring in 2018

James C. Cherry. Mr. Cherry, age 66, has served as Chief Executive Officer of the Company since its formation and of the Bank since the Public Offering. He retired as the Chief Executive Officer for the Mid-Atlantic Banking Region at Wachovia Corporation in 2006, and previously served as President of Virginia Banking, Head of Trust and Investment Management, and in various positions in North Carolina banking including Regional Executive, Area Executive, City Executive, Corporate Banking and Loan Administration Manager, and Retail Banking Branch Manager for Wachovia. Mr. Cherry was formerly Chairman of the Virginia Bankers Association. He is currently a director of Armada Hoffler Properties Inc., a Virginia-based publicly traded real estate company. Mr. Cherry’s extensive experience in commercial and retail banking operations, credit administration, product management and merger integration at Wachovia, which was focused in the Carolinas and Virginia, provides the Board of Directors with significant expertise important to the oversight of the Company and expansion into its target markets. Mr. Cherry has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Public Offering.

Patricia C. Hartung. Ms. Hartung, age 63, has served as the Executive Director of the Upper Savannah Council of Governments since March 1990, and previously as its Assistant Director. Ms. Hartung served as Chairman of Community Capital Corporation (“Community Capital”) from 2007 until its merger with the Company in November 2011, and was a director of Community Capital since its formation in 1988. Ms. Hartung is currently a director of the National Association of Development Organizations, a director of Provident Business Financial Services and a director of Francis Marion University. During her tenure as a director of Community Capital and since becoming a member of the Board of Directors, Ms. Hartung has developed knowledge of both the banking industry in general and the Company’s business, history, organization, and executive management which, together with her personal understanding of many of the markets that we serve, has enhanced her ability to serve the Board of Directors. In addition, as former Chairman of Community Capital, Ms. Hartung brings community bank and public company board experience. Ms. Hartung has been a director of the Company since November 2011.

Thomas B. Henson. Mr. Henson, age 62, is the founder, President and Chief Executive Officer of American Spirit Media, LLC, and is an investor in various public and private entities. In addition, Mr. Henson was previously an attorney with Robinson Bradshaw & Hinson, P.A., specializing in mergers and acquisitions. Mr. Henson is currently a director of Cato Corporation, a North Carolina-based publicly traded specialty retailer. Mr. Henson brings valuable experience negotiating and closing mergers and acquisitions, which is an important component of the Company’s growth strategy, to the Board of Directors, as well as securities law knowledge and a legal background and interest in corporate governance, which are valuable to the Board of Directors in governing a public company. Mr. Henson also brings a background of successful entrepreneurial experience which is supportive of the Company’s organic growth strategy. Mr. Henson has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since 2006.

Robert G. Whitten. Mr. Whitten, age 62, is co-owner and president of Whitten Brothers Holding Company, which owns and operates two automobile dealerships in the metropolitan Richmond area. Mr. Whitten has been involved in the automobile business for over thirty-six years. Mr. Whitten served on the First Capital board of directors from 2012 until First Capital’s merger with the Company in January 2016, and his knowledge and past experiences have provided the Park Sterling board of directors with insight into the effective integration of the First Capital operations. Mr. Whitten’s business experience gives him extensive insights into the customers who live in the Company’s Richmond market area and the economic developments affecting the Richmond community. Mr. Whitten has been a director of the Company since January 2016.

No nominee for director, director or executive officer of the Company has a family relationship as close as first cousin with any other nominee for director, director or executive officer of the Company.

Compensation of Directors

The table below summarizes the total compensation paid to or earned by directors of the Company during the fiscal year ended December 31, 2016.

Name (1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($) (2)	($)	($)	($)	($) (3)	($)
Walter C. Ayers	40,000	32,736	-	-	-	3,094	75,830
Leslie M. Baker, Jr.	59,500	32,736	-	-	-	3,533	95,769
Larry W. Carroll	43,750	32,736	-	-	-	3,094	79,580
Jean E. Davis	39,250	32,736	-	-	-	3,094	75,080
Grant S. Grayson	38,500	32,736	-	-	-	484	71,720
Patricia C. Hartung	38,250	32,736	-	-	-	1,338	72,324
Thomas B. Henson	38,250	32,736	-	-	-	3,094	74,080
Jeffrey S. Kane	44,750	32,736	-	-	-	3,094	80,580
Kim S. Price (4)	-	32,736	-	-	-	251,092	283,828
Ben R. Rudisill, II	37,000	32,736	-	-	-	1,338	71,074
Robert G. Whitten	37,500	32,736	-	-	-	484	70,720

(1)

James C. Cherry, the Company’s Chief Executive Officer, is not included in this table because he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Cherry as an employee of the Company is shown in the Summary Compensation Table provided below under the heading “Compensation of Executive Officers”.

(2)

Amounts reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, related to stock awards granted during the fiscal year ended December 31, 2016. The assumptions used in the calculation of these amounts, if any, are included in Note 19 – “Employee and Director Benefit Plans” in the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”).

The table below sets forth the number of unexercised stock options and the number of unvested shares of restricted stock held by our non-employee directors as of December 31, 2016.

Name	Number of Shares Subject to Stock Options (#)	Number of Shares of Restricted Stock (#)
Walter C. Ayers	32,340	9,266
Leslie M. Baker, Jr.	40,425	9,266
Larry W. Carroll	46,090	9,266
Jean E. Davis	32,340	9,266
Grant S. Grayson	-	4,400
Patricia C. Hartung	-	9,266
Thomas B. Henson	46,090	9,266
Jeffrey S. Kane	32,340	9,266
Kim S. Price	54,386	7,600
Ben R. Rudisill, II	4,351	9,266
Robert G. Whitten	-	4,400

(3)

For each director, amount represents cash dividends accrued during the year on unvested performance-based and time-based restricted stock awards. These dividends are payable to the director only if and to the extent the restricted stock vests and is not forfeited. For more information see the table in footnote (2) above which sets forth the number of unvested shares of restricted stock held by our non-employee directors as of December 31, 2016.

(4)

Mr. Price currently does not receive fees for service on the Board of Directors or attendance at Board or committee meetings as he is not an independent director. The compensation received by Mr. Price during the fiscal year ended December 31, 2016 reflected amounts paid or earned during 2016 pursuant to a Consulting Agreement, which is described below under “—Non-Competition Agreement and Consulting Agreement.” In previous years, Mr. Price also received payments in exchange for entering into a non-competition agreement, which also is described below.

Cash Retainer and Meeting Fees for Independent Directors. Under the Company’s director compensation policy effective for 2016, (i) the Chairman of the Board of Directors is paid an annual $50,000 fee, payable monthly, for service as Chairman; (ii) the chairman of the Audit Committee and the chairman of the Loan and Risk Committee of the Board of Directors are each paid an annual $35,000 fee, payable monthly, for service as chairmen of their respective committees; and (iii) each other independent director is paid an annual $30,000 fee, payable monthly, for service as a director of the Company. In addition, each of the Chairman and each independent director is paid a meeting fee of $750 for each Board of Directors meeting attended, whether in person or by telephone, and a meeting fee of $250 for each committee meeting attended, whether in person or by telephone, when such committee meetings are not scheduled concurrent to a full meeting of the Board of Directors.

In January 2017, following consideration of a market analysis of director compensation practices prepared by an independent consultant, the Nominating and Governance Committee, recommended, and the Board of Directors approved, changes to Board’s retainer and meeting fee schedule for 2017. With the changes, independent directors will receive an annual cash retainer of $40,000 paid quarterly in cash. In addition, a meeting attendance fee of $1,000 per meeting will be paid to independent directors for each Board meeting attended in excess of eight meetings per year. Under the revised cash retainer, the Board Chairman will receive an additional annual retainer of $25,000, the chairpersons of both the Audit and the Board Loan and Risk Committees will each receive an additional $10,000 annual retainer, the chairpersons of both the Compensation and Development and Trust and Investment Committees will each receive an additional $5,000 annual retainer, the Chairperson of the Nominating and Governance Committee will receive an additional $1,000 annual retainer, and any independent directors who are members of the Executive Committee, but not serving in the role as a chairperson of any other committee, will receive an additional annual retainer of $3,000.

Long-Term Incentive Plan Compensation. Directors are eligible for awards under the Park Sterling Corporation 2014 Long-Term Incentive Plan (the “2014 LTIP”), pursuant to which nonstatutory stock options, stock appreciation rights and other stock-based awards (including, without limitation, restricted stock awards) can be awarded to directors from time to time, in the discretion of the Board of Directors and the Nominating and Governance Committee. Equity awards granted to directors during the fiscal year ended December 31, 2016 are disclosed in the table above.

In connection with the market analysis described above, the Nominating and Governance recommended, and the Board of Directors approved, the annual granting of stock awards totaling $40,000 in value to independent directors. These awards will have a one year vesting period, and will begin during 2017

Nonqualified Deferred Compensation. Directors are eligible to participate in the Park Sterling Bank Deferred Compensation Plan (the “Deferred Compensation Plan”), which provides directors the ability to defer Board fees, with deferred amounts credited with interest at the Wall Street Journal prime rate, with a floor of at least 0.50%. For more information, see “Compensation of Executive Officers – Nonqualified Deferred Compensation.”

Predecessor Company Benefits. Prior to the merger of Citizens South with the Company, Citizens South Bank entered into nonqualified deferred compensation and income continuation agreements for the benefit of certain of its directors, including Ben R. Rudisill, II. Mr. Rudisill’s agreement provides him with an annual benefit of $78,816, payable in monthly installments for a period of 10 years to Mr. Rudisill upon his retirement from service on or after attaining age 70 or to Mr. Rudisill’s beneficiaries upon his death. Benefits under the agreement are forfeited if Mr. Rudisill’s service is terminated for cause.

Also prior to the merger, Citizens South Bank entered into nonqualified director retirement agreements for certain of its directors, including Mr. Rudisill. Mr. Rudisill’s agreement provides for an annual benefit of $8,000, payable to Mr. Rudisill in monthly installments for a period of 15 years upon his termination of service on or after attaining age 70. In the event of Mr. Rudisill’s pre-retirement death or death before all payments under the agreement have been made to him, monthly benefits are provided for his designated beneficiary or beneficiaries. If Mr. Rudisill dies without a valid beneficiary designation, his surviving spouse will be his beneficiary, or if none, then the benefits will be paid to his personal representative. Benefits under the agreement are forfeited if Mr. Rudisill’s service is terminated for cause.

Also prior to the merger, Citizens South entered into Endorsement Split Dollar Agreements with certain executives, including Kim S. Price, which Park Sterling assumed in connection with, and agreed to continue to maintain after, the merger. Mr. Price is 100% vested in his life insurance benefit under the policy. Under the Endorsement Split Dollar Agreement, upon Mr. Price’s death, Mr. Price’s designated beneficiaries will be paid a death benefit equal to the death proceeds under the policy minus the cash surrender value of the policy. The cash surrender value of the policy will be paid to Park Sterling. No premiums were paid by or on behalf of Park Sterling with respect to this policy during 2016.

Non-Competition Agreement and Consulting Agreement. Effective at the time of the merger of Citizens South with the Company in 2012, Kim S. Price entered into a Consulting Agreement and a Non-Competition Agreement with the Company and the Bank. Pursuant to the Consulting Agreement, Mr. Price performs consulting services as the Company and Bank may reasonably request, including supporting merger activities, government relations, community relations, industry group association and business development efforts for a period of five years following the merger. Pursuant to the Non-Competition Agreement, Mr. Price has agreed not to compete with the Company and the Bank for a period of the longer of three years or the consulting period following the merger for the benefit of any business within 25 miles of any office of Citizens South or the Company as of the closing date of the merger. During such three- to five-year period, Mr. Price has also agreed not to solicit any customers of the Company or the Bank, disparage the Company or the Bank or offer employment to any employee of the Company or Bank or any of their subsidiaries or affiliates that would cause such person(s) to terminate employment and accept employment with or provide services to any business that competes with the Company or Bank. In exchange for the consulting services, the Company and the Bank have agreed to pay Mr. Price $250,000 per year payable in equal monthly installments. In exchange for the non-competition agreement, the Company and the Bank agreed to pay Mr. Price $1,500,000, with $775,000 paid by lump sum at the closing date of the merger and $725,000 paid on the first anniversary of the closing date of the merger. Mr. Price has been determined by the Nominating and Governance Committee to be a non-independent director in accordance with the independence standards of NASDAQ in light of these payments.

Board Meetings; Attendance

The Board of Directors held seven meetings during 2016. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board of Directors on which he or she served during 2016.

Committees of the Board of Directors

The Board of Directors has a standing Executive Committee, Audit Committee, Compensation and Development Committee, Nominating and Governance Committee, Loan and Risk Committee, and Trust and Investment Management Committee, each of which operates under a charter that is included on the Company’s website at www.parksterlingbank.com. Information on the Company’s website does not form a part of this Proxy Statement. Current membership of the committees and number of meetings for these committees during 2016 are as follows:

Director	Independent Director (1)	Executive	Audit	Compensation and Development	Nominating and Governance	Loan and Risk	Trust and Investment Management
Walter C. Ayers	Yes	X		X		X
Leslie M. Baker, Jr.	Yes	Chair	X	X
Larry W. Carroll	Yes	X	Chair		X
James C. Cherry	No	X				X
Jean E. Davis	Yes	X	X	Chair
Grant S. Grayson	Yes					X	Chair
Patricia C. Hartung	Yes				X	X
Thomas B. Henson	Yes		X				X
Jeffrey S. Kane	Yes	X				Chair	X
Kim S. Price	No					X
Ben R. Rudisill, II	Yes		X		Chair
Robert G. Whitten	Yes		X				X
Number of meetings in 2016		5	7	7	2	10	4

(1)	Independent director in accordance with the independence standards of NASDAQ.

The following is a brief description of each committee of the Board of Directors.

Audit Committee: The Audit Committee discharges the Board of Directors’ responsibility relating to the oversight of (i) the integrity of the financial statements and internal controls of the Company; (ii) the independent auditor’s qualifications and independence; (iii) the performance of the Company’s internal audit function and independent auditors; and (iv) compliance by the Company with legal and regulatory requirements. The Audit Committee, among other things, is responsible for the appointment, compensation and oversight of the independent auditors and review of the Company’s financial statements, audit reports, internal controls and internal audit procedures. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each member of the Audit Committee has been determined to be an independent director, in accordance with the independence standards of the SEC and NASDAQ applicable to audit committees.

Compensation and Development Committee: The Compensation and Development Committee (the “Compensation Committee”) is appointed by the Board of Directors to (i) review and approve the Company’s compensation and benefit programs; (ii) ensure the competitiveness of those programs; (iii) discharge the responsibilities of the Board of Directors relating to compensation of the Company’s Chief Executive Officer and other officers, as appropriate; and (iv) advise the Board of Directors on the development of and succession for key executives. The Chief Executive Officer works closely with the Compensation Committee to evaluate and recommend compensation for the other executive officers and other key employees. Each member of the Compensation Committee has been determined to be an independent director, in accordance with the independence standards of NASDAQ applicable to compensation committees.

The Compensation Committee may from time to time, in its sole discretion, engage a compensation consultant to conduct a review, on either a comprehensive or selected basis, of the competitiveness and effectiveness of the Company’s executive compensation program relative to market practices and business goals or engage legal counsel or other advisors to assist it in the performance of its duties, but only after taking into consideration factors relevant to such compensation consultant’s or other adviser’s independence as specified in the NASDAQ listing standards. Such compensation consultants or other advisors, when engaged, serve at the request of, and report directly to, the Compensation Committee. The Compensation Committee has the sole authority to approve such adviser’s fees and other terms and conditions of engagement, and the Company must pay the reasonable compensation of any compensation consultant or other advisor retained by the Compensation Committee.

The Compensation Committee previously engaged Pearl Meyer & Partners (“Pearl Meyer”) to, among other things, conduct a market-competitiveness analysis of the existing employment agreements with the Company’s executive officers in January 2015. In 2016, the Compensation Committee utilized this analysis in connection with the preparation of new employment agreements as described in “Compensation Discussion and Analysis” below. As part of this engagement, Pearl Meyer also conducted a review of the Company’s compensation program for its executive officer. In addition, in September 2016, the Compensation Committee again engaged Pearl Meyer, in this case (i) to review the Company’s proposed annual incentive plan, which the Company adopted in November 2016, and (ii) in anticipation of the committee’s compensation determinations for 2017, to conduct a review of the Company’s compensation program for its executive officers, including development of a custom peer group of institutions with a similar asset size to the Company in light of the Company’s growth, and compensation benchmarking for executives based on published survey sources and the peer group, focusing on base salary, annual incentives, long-term incentives, benefits/perquisites and supplemental retirement arrangements. In retaining Pearl Meyer as its consultant, in each case the Compensation Committee considered that Pearl Meyer has not provided any other services to the Company other than specific engagements by the Compensation Committee from time to time regarding executive compensation, the fees paid to Pearl Meyer by the Company as a percentage of Pearl Meyer’s total revenues, Pearl Meyer’s policies and procedures to prevent conflicts of interest, that the individual advisors assigned to the Company have no business or personal relationship with any member of the Compensation Committee and do not own any Company stock, and that Pearl Meyer and such individual advisors have no business or personal relationship with any executive officer of the Company. In each case, the Compensation Committee concluded that Pearl Meyer was independent and had no conflicts of interest in its performance of services to the Compensation Committee.

Additional information on the process and procedures for executive compensation determinations, including the role of management and compensation consultants, is contained under the heading “Compensation Discussion and Analysis” below.

Nominating and Governance Committee: The Nominating and Governance Committee (i) reviews and recommends to the Board of Directors the appropriate size, functions and needs of the Board of Directors; (ii) reviews the qualifications of proposed director nominees and recommends such nominees to the Board of Directors; (iii) evaluates and recommends to the Board of Directors corporate governance practices applicable to the Company; (iv) reviews and makes recommendations to the Board of Directors regarding independent director compensation; (v) periodically reviews the duties and composition of the committees of the Board of Directors; (vi) oversees the annual evaluation of the Board of Directors and its committees; and (vii) reviews and makes recommendations to the Board of Directors regarding Board compensation. The Nominating and Governance Committee also periodically reviews the functions of senior officers and reviews shareholder proposals and proposed responses, including consideration of director nominations from shareholders. A more detailed discussion regarding the process for nominating potential director candidates is included under the heading “Corporate Governance Matters – Process for Nominating Potential Director Candidates.” Each member of the Nominating and Governance Committee has been determined to be an independent director, in accordance with the independence standards of NASDAQ.

Loan and Risk Committee: The Loan and Risk Committee provides oversight of management’s responsibilities to assess and manage the Company’s risks including, but not limited to, risks related to the Company’s credit and lending activities and asset-liability management. This includes the Company’s credit, market, funding and liquidity, interest rate, operational, compliance, reputational, legal, and cyber security risks.

Executive Committee: The Executive Committee generally exercises all of the powers and authority of the Board of Directors in the management of the affairs of the Company in the interim between meetings of the Board of Directors. The Executive Committee is established with the expectation that it will not take material actions absent special circumstances. The Executive Committee has no power to authorize distributions, authorize issuance or acquisition of shares, approve shareholder actions, amend the Company’s articles of incorporation or bylaws or approve a merger.

Trust and Investment Management Committee: The Trust and Investment Management Committee is appointed by the Board of Directors to oversee senior management’s responsibilities to assess and manage the Company’s Investment Management and Trust Services Group Services. The Trust and Investment Management Committee provides oversight of the Company’s trust and investment management activities, including providing for (i) sound banking practices in the operation of a trust department; and (ii) safeguards for the protection of depositors, fiduciary beneficiaries, creditors, shareholders, and the public.

CORPORATE GOVERNANCE MATTERS

Director Independence

The Board of Directors determines which of our directors is independent. For a director to be considered independent under NASDAQ listing standards, the Board of Directors must affirmatively determine that the director meets the criteria for independence set forth from time to time in the NASDAQ listing standards.

The Board of Directors has evaluated the relationships between each current director (and his or her immediate family members and related interests) and the Company or the Bank and has determined that each of the following directors is independent under the applicable NASDAQ listing standards: Walter C. Ayers, Leslie M. Baker, Jr. (Chairman of the Board), Larry W. Carroll, Jean E. Davis, Grant S. Grayson, Patricia C. Hartung, Thomas B. Henson, Jeffrey S. Kane, Ben R. Rudisill, II and Robert G. Whitten.

The Board of Directors has determined that James C. Cherry, Chief Executive Officer of the Company, is not independent because he is an executive officer of the Company. The Board of Directors has also determined that Kim S. Price, Vice Chairman of the Company, is not independent because of the Non-Competition Agreement and Consulting Agreement between Mr. Price, the Company and the Bank entered into at the time of the merger of Citizens South with the Company.

Majority Voting and Director Resignation Policy

The Company amended its Articles of Incorporation following the 2016 annual meeting of shareholders to require that a director must be elected by a majority of the votes cast in an uncontested election (that is, an election where the number of nominees is not greater than the number of directors to be elected). This means that the number of votes cast “for” a director must exceed the number of shares cast “against” that director in order to elect the director to the Board of Directors. In a contested election, where the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality vote. Under the Board of Directors’ Director Resignation Policy, if a director nominee in an uncontested election receives more votes “against” than votes “for” his or her election, the director nominee must offer to resign from the Board. The Nominating and Corporate Governance Committee will make a recommendation to the full Board whether or not to accept the resignation, or to take other action, and the Board will act on the tendered resignation, taking into account the Nominating and Corporation Governance Committee’s recommendation, and promptly publicly disclose its decision and the basis for the decision. The Nominating and Corporate Governance Committee and the Board, in making their decisions, may consider any factors or other information that they deem relevant. Any director who offers to resign pursuant to this policy may not participate in the Nominating and Corporate Governance Committee recommendation or the Board action regarding whether to accept the resignation offer.

Audit Committee Financial Expert

The Board of Directors has determined that one member of the Audit Committee, Larry W. Carroll, qualifies as an “audit committee financial expert.” Mr. Carroll is “independent” as that term is defined in the NASDAQ listing standards and the SEC rules.

Executive Sessions of Independent Directors

Independent directors meet at regularly scheduled executive sessions, generally at the end of each regularly scheduled meeting of the Board of Directors, without the directors who are not independent. The independent Chairman of the Board of Directors presides over meetings of the non-management or independent directors.

Code of Ethics

The Company has adopted a written Code of Ethics for Senior Financial Officers (the “Senior Code of Ethics”) that applies to the Company’s Chief Executive Officer (the principal executive officer), Chief Financial Officer (the principal financial officer), Controller (the principal accounting officer) and Treasurer. The Company has also adopted a Code of Ethics (the “Code of Ethics”) that applies to all employees, officers and directors of the Company as well as any subsidiary company officers that are executive officers of the Company. The Senior Code of Ethics and Code of Ethics are available on the Company’s website at www.parksterlingbank.com and print copies are available to any shareholder that requests a copy. Any amendments to the Senior Code of Ethics or Code of Ethics, or waivers of these policies, to the extent applicable to the Chief Executive Officer, the Chief Financial Officer, the Controller and Treasurer, will be disclosed on the Company’s website promptly following the date of such amendment or waiver, as applicable. Information on the Company’s website does not form a part of this Proxy Statement.

Shareholder and Interested Party Communications with Directors

Shareholders and other interested parties may communicate directly with the entire Board of Directors, any committee of the Board of Directors, the chairman of any committee, any individual director, the independent directors, as a group, or any other group of directors by writing to: Park Sterling Corporation, 1043 East Morehead Street, Suite 201, North Carolina 28204, Attention: Secretary. Each such communication should specify the applicable addressee(s). The Company’s Board of Directors has instructed the Secretary to forward these communications to the addressee, and if no specific addressee is listed, to the Chairman of the Board of Directors.

Director Attendance at Annual Meeting

The Company believes that the Annual Meeting is an opportunity for shareholders to communicate directly with the Company’s directors. Consequently, each director is encouraged to attend the Annual Meeting of Shareholders. All of the persons who were members of the Board of Directors at the time of the Company’s 2016 Annual Meeting of Shareholders attended such meeting.

Process for Nominating Potential Director Candidates

The Nominating and Governance Committee is responsible for identifying and screening potential director candidates and recommending qualified candidates to the full Board of Directors for nomination. Director nominees are recommended to the Board of Directors from time to time, but at least annually, by the Nominating and Governance Committee for election by the shareholders. Nominees for director are selected on the basis of outstanding achievement in their personal careers, wisdom, broad experience, integrity, ability to make independent analytical inquiries, understanding of the business environment, forthrightness and willingness to devote adequate time to Board of Directors’ duties. Knowledge of the financial services industry, and banking in particular, is also considered. Nominees must also possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Nominating and Governance Committee reviews the background and qualifications of each nominee to determine such nominee’s experience, competence and character and assesses such nominee’s potential contribution to the Board of Directors, taking into account the then-existing composition of the Board of Directors and such other factors as the Nominating and Governance Committee deems appropriate. The Board of Directors believes that the business experience of its directors has been, and continues to be, critical to our success.

While the Company does not have a formal diversity policy with respect to the Board of Directors, the Board of Directors is committed to diversified membership and believes its membership should broadly reflect the communities served by the Company and the Bank as well as the strategic priorities of the Company, which include diversity of gender, race, ethnicity and experience. The Nominating and Governance Committee actively considers diversity in recruitment and nominations of directors. The current composition of our Board of Directors reflects those efforts. Going forward, the Nominating and Governance Committee will periodically review the composition of the Board of Directors to ensure it continues to meet the diversity goals, especially in line with the Company’s growth strategy into its target markets and subsequent accomplishments. The Nominating and Governance Committee uses its network of contacts when compiling a list of potential director candidates and may in the future engage outside consultants, such as professional search firms.

The Nominating and Governance Committee also will consider qualified nominees that are recommended by shareholders when such recommendations are submitted in accordance with Article II, Section 13 of the Company’s Bylaws, which the Board of Directors amended in March 2016. Shareholders may submit, in writing, the names and qualifications of potential director nominees to the Secretary, Park Sterling Corporation, 1043 East Morehead Street, Suite 201, Charlotte, NC 28204, for delivery to the Chair of the Nominating and Governance Committee for consideration. The written notice must include certain information about the proposed nominee and the shareholder submitting the nomination, including (i) with respect to the proposed nominee, the nominee’s name and address, the number of shares of stock owned of record and beneficially by such nominee, any derivative positions held of record or beneficially by such nominee related to, or the value of which is derived in whole or in part from, the value of the Company’s shares and whether and the extent to which any hedging, derivative or other transaction has been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such nominee with respect to the Company’s shares, and all other information relating to such nominee that would be required to be disclosed in a proxy statement or other filings for a contested election (including the nominee’s written consent to being named as a nominee and to serving as a director if elected); and (ii) with respect to the shareholder submitting the nomination, the name and address of such shareholder as they appear on Company’s books, of any beneficial owner on whose behalf the nomination is being submitted, and of their respective affiliates and associates, the number of shares of stock owned of record or beneficially by any such person, any derivative positions held of record or beneficially by any such person related to, or the value of which is derived in whole or in part from, the value of the Company’s shares and whether and the extent to which any hedging, derivative or other transaction has been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, any such person with respect to the Company’s shares, a description of all agreements, arrangements or understandings with respect to the nomination between or among any such person, the proposed nominee and any other persons, any other information regarding any such person that would be required to be disclosed in a proxy statement or other filings for a contested election, and a representation that such shareholder is a record holder of the Company’s Common Stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to make such nomination. Article II, Section 13 of the Company’s Bylaws also requires that any such shareholder recommendation be received by the Company in accordance with the time frame described under the heading “Shareholder Proposals” below. A copy of the Company’s Bylaws is available upon written request to: Park Sterling Corporation, 1043 East Morehead Street, Suite 201, North Carolina 28204, Attention: Secretary.

Pursuant to its charter, the Nominating and Governance Committee (i) periodically reviews the Company’s corporate governance matters, including criteria for the selection of Board of Directors members to ensure that the criteria, including diversity, are being addressed appropriately and (ii) conducts an annual assessment of its performance and of the charter and recommends changes to the Board of Directors when necessary.

All nominees for election to the Board of Directors at the Annual Meeting have been recommended by the Nominating and Governance Committee. All such nominees are current directors of the Company.

Board Leadership Structure

The Board of Directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. All but two of the members of the Board of Directors are independent directors. In addition, our key governance committees of the Board of Directors – Audit, Compensation and Development, and Nominating and Governance – are comprised solely of, and chaired by, independent directors.

Currently, the positions of Chairman of the Board and Chief Executive Officer of the Company are held by separate individuals, with James C. Cherry serving as Chief Executive Officer and Leslie M. Baker, Jr. serving as independent Chairman of the Board. The Board of Directors believes that at the current time this structure is appropriate for the Company, as it allows Mr. Cherry to focus on the Company’s strategy, business and operations, while enabling Mr. Baker to assist with Board-level matters and serve as a liaison between the Board of Directors and the Company’s management. The Board of Directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the Chairman of the Board of Directors based upon the needs of the Company from time to time to provide effective, independent oversight of management.

Role in Risk Oversight

As the Company’s principal governing body, the Board of Directors has the ultimate responsibility for overseeing the Company’s risk management practices. On an ongoing basis, the Board of Directors identifies areas of risk that particularly affect the Company and assigns senior members of management to report to the Board of Directors on those areas of risk at regularly scheduled meetings of the Board of Directors. The areas of risk identified by the Board of Directors change from time to time based on business conditions and competitive considerations. The Board of Directors has also delegated certain risk management functions to its committees.

The primary roles and responsibilities of the Audit Committee are to assist the Board of Directors with the oversight of (i) the integrity of the financial statements and internal controls of the Company; (ii) the independent auditor’s qualifications and independence; (iii) the performance of the Company’s internal audit function and independent auditors; and (iv) compliance by the Company with legal and regulatory requirements. Under its charter, the Audit Committee, among other responsibilities and duties:

●

Reviews with the outside auditor and management, as appropriate, significant accounting, income tax, financial reporting policies, issues and judgments made in connection with the preparation or audit of the Company’s financial statements;

●

Reviews with the outside auditor and management major issues identified by management or the outside auditor regarding the Company’s accounting and auditing principles and practices, including critical accounting policies, and major changes in auditing and accounting principles and practices suggested by the outside auditor, internal auditor or management;

●

Consults with the outside auditor and management concerning the Company’s internal controls, including any significant deficiencies and significant changes in internal controls and, when applicable, reviews management’s and the outside auditor’s reports on internal control over financial reporting; and

●	Reviews and approves the proposed annual internal audit plan, as well as the risk assessment used to establish the annual audit plan.

Additionally, the Loan and Risk Committee of the Board of Directors provides oversight of management’s responsibilities to assess and manage the Company’s risks, including, but not limited to, risks related to the credit and lending activities of the Company and the Bank and asset-liability management. This includes the Company’s credit, market, funding and liquidity, interest rate, operational, compliance, reputational, legal and cyber security risks. In addition, the full Board of Directors is invited to meetings of the Loan and Risk Committee. The Loan and Risk Committee, among other responsibilities and duties:

●	Reviews and approves the policies and procedures which govern the Company’s risk-taking activities and exposures;

●	Reviews and approves performance benchmarks, both internal or external, for the Company’s risk-taking activities and exposures, including establishing risk tolerances;

●	Reviews senior management's performance against these policies and benchmarks, and provides strategic guidance on achieving risk objectives;

●	Reviews reports on the Company’s risk-taking activities and exposures, as well as on selected risk topics as either the Loan and Risk Committee or senior management deem appropriate from time to time;

●	Reviews reports of significant issues prepared by internal risk oversight functional groups, including risk management, compliance and information technology;

●	Reviews the results of regulatory examinations and management’s response to significant findings, if any; and

●	Establishes senior management committees to assist the Loan and Risk Committee in carrying out its duties and responsibilities.

The Trust and Investment Management Committee provides oversight of the Company’s Investment Management and Trust Services Group Services, including associated fiduciary risks.

Stock Ownership of Directors

The Board of Directors has adopted a governance guideline pursuant to which each non-employee director is expected to beneficially own shares of Common Stock throughout the full term of the director’s service that have a market value of at least three times the director’s annual cash retainer. In order to satisfy the guideline, the policy states that each director should refrain from certain dispositions of Common Stock until the director has satisfied the minimum ownership requirement. Currently, each of the eleven non-employee directors meets or exceeds the guidelines for Common Stock ownership. As discussed below in “Compensation Discussion and Analysis – Stock Ownership,” executive officers also are expected to own a minimum amount of Common Stock. See ”Beneficial Ownership of Common Stock” above for a specific listing of the amount of Common Stock beneficially owned by each member of the Board of Directors and each executive officer of the Company named in the Summary Compensation Table in this Proxy Statement. Directors and executive officers of the Company may not engage in speculative trading or hedging strategies with respect to Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s practice is to provide total compensation that attracts, retains and incentivizes the management talent needed to execute our business strategies, and that promotes both our short-term and long-term objectives. Achievement of short-term objectives is rewarded through annual cash incentives, while equity incentive awards encourage employees to focus on the Company’s long-term goals. These incentives are based on business and financial objectives considered by the Compensation Committee to be important to the Company and its shareholders, including execution of growth strategies, maintenance of asset quality, and generation of earnings growth, return on assets and return on equity, along with the Compensation Committee’s assessment of individual performance and contributions to the Company.

The Company’s compensation practices reflect our pay-for-performance philosophy, whereby a significant component of the total compensation paid to our Chief Executive Officer and other named executive officers (together, the “NEOs;” see “—Named Executive Officers” below) is variable and tied to corporate and individual performance. The Company advanced its stated business objectives in 2016 by achieving meaningful improvements in its profitability and return measures while maintaining a sound credit position and a strong financial condition.

Based on the Company’s performance in 2016 and in furtherance of its compensation philosophy, the Company took the following material actions with respect to compensating its NEOs:

●

Hired Donald K. Truslow as the Company’s Executive Vice President and Chief Financial Officer, and provided Mr. Truslow with a one-time restricted stock award of 14,500 shares in connection with his commencement of employment to help ensure Mr. Truslow’s interests were appropriately aligned with the Company’s shareholders;

●

Entered into new employment agreements with James C. Cherry, the Company’s Chief Executive Officer, Bryan F. Kennedy, III, the Company’s President, and Mr. Truslow to promote the executives’ continued (and new in the case of Mr. Truslow) service with the Company;

●	Granted modest base salary increases to our NEOs (other than David L. Gaines who ended his employment with the Company in March of 2016);

●	Implemented a new Executive Incentive Program (“EIP”) to provide selected executives, including our NEOs, with an opportunity to earn annual bonus compensation;

●	Generally, bonuses awarded to our NEOs in amounts calculated pursuant to the EIP;

●

Awarded Mr. Truslow an additional discretionary bonus slightly above EIP performance to reflect his outstanding efforts in 2016 stepping into the role of Chief Financial Officer and to align his bonus compensation with our other Executive Vice Presidents;

●

Provided for full-vesting of certain performance-based restricted stock awards previously granted to certain of our NEOs based on the terms of the underlying agreements and the Compensation Committee’s determination that the purpose of the awards had been achieved; and

●

Granted new time-based restricted stock awards to our actively serving NEOs to further align their interests with those of our shareholders and incentivize them to retain their employment with the Company.

Named Executive Officers

The following table lists the Company’s NEOs, as set forth in the Summary Compensation Table under “Compensation of Executive Officers – 2016 Summary Compensation,” on whom this Compensation Discussion and Analysis is focused:

Title	Key Work Experience	Years in Banking	Age
James C. Cherry Chief Executive Officer	Hired as Chief Executive Officer following Public Offering in August 2010. Previously Chief Executive Officer of Mid-Atlantic Region and President of Virginia Banking for Wachovia Corporation.	42	66
Bryan F. Kennedy, III President	Founded the Bank in October 2006. Served as President and Chief Executive Officer until Public Offering in August 2010. Previously President-North Carolina of Regions Bank and Executive Vice President of Park Meridian Bank.	36	59
Donald K. Truslow Executive Vice President and Chief Financial Officer	Hired as Chief Financial Officer in February 2016. Previously Chief Risk Officer for M&T Bank. Previously served as President of the Financial Stability Industry Council of the Financial Services Roundtable. Prior to FSR, had a 28 year carrer with Wachovia Corporation, including eight years as Chief Risk Officer.	33	58
David L. Gaines (1) Executive Vice President and Chief Financial Officer	Hired as Chief Financial Officer following Public Offering in August 2010. Previously Chief Risk Officer for Corporate and Investment Banking and Comptroller of Wachovia Corporation. No longer employed by the Company as of March, 2016.	31	57
Nancy J. Foster Executive Vice President and Chief Risk Officer	Hired as Chief Risk Officer in November 2010. Previously Chief Risk Officer of CIT Group and Chief Credit Officer-Community Banking for LaSalle Bank.	33	55
Mark S. Ladnier (2) Group Senior Vice President and Head of Operations and Information Technology	Engaged as an Operations and Information Technology consultant in December 2013 to provide consultative recommendations to the Company. Hired as Head of Operations and Information Technology in January 2014. Previously Chief Information Officer for Real Estate Lending of Wells Fargo Bank, N.A.	29	58

(1)	Mr. Gaines stepped down as Executive Vice President and Chief Financial Officer of the Company effective February 5, 2016.
(2)	Effective 2017, the Board of Directors has determined that Mr. Ladnier’s role does not involve policy-making for the Company and is no longer considered an executive officer position.

General Compensation Philosophy and Guiding Principles

The Company operates in the highly competitive financial services industry where attracting and retaining talented executives is critical to future success. For this reason, the Company has designed a competitive total compensation program that provides a mix of base pay, and when the Compensation Committee determines appropriate, annual cash incentive opportunities and equity-based compensation. Additionally, the Company provides certain retirement and other health and welfare programs. Together, these components create a pay-for-performance philosophy which is manifested in our compensation practices.

The Compensation Committee carefully considers how the individual elements of executive compensation and the executive compensation program as a whole could potentially encourage executives, either individually or as a group, to make excessively risky business decisions at the expense of long-term shareholder value. The Compensation Committee considers the following characteristics of the Company’s executive compensation program as factors that help mitigate risk:

●

The new employment agreements entered into with Messrs. Cherry and Kennedy remove each executive’s ability, under his then-existing employment agreement, to voluntarily resign following a change in control and receive severance (a “walk-away right”). Likewise, Mr. Truslow’s new employment agreement also does not contain a walk-away right;

●

The new employment agreements entered into with Messrs. Cherry, Kennedy and Truslow also contain expanded clawback provisions designed to allow the Company to recoup compensation under any applicable law or compensation recovery policy adopted by the Company;

●

The Compensation Committee has the authority to approve and oversee all aspects of the, EIP (see “2016 Compensation Events” below), under which it may, in its discretion, established performance goals and target award opportunities for annual bonus awards for the NEOs, as well as exercise negative discretion to pay no bonuses at all (the Company does not guarantee bonuses for our NEOs);

●

From time to time as the Compensation Committee determines appropriate, the Company grants its executives equity awards that vest over multi-year periods of no less than three years, which the Compensation Committee believes aligns the executives’ long term interests with those of our shareholders;

●

Overall compensation is balanced between fixed and variable pay, with variable pay linked annual performance, and with respect to equity awards, we prohibit reloading grants or repricing options without the approval of our shareholders;

●	The Company does not currently offer any supplemental retirement benefits to our NEOs, other than an executive elective deferral program that provides interest at a market rate;

●	The Company only offers severance packages to our NEOs that are in line with industry practices and potential payments are prohibited in the case of termination for “cause;”

●	Performance goals for incentive arrangements are not unduly aggressive; and

●

An open dialogue is maintained among management, the Compensation Committee and the Board of Directors regarding executive compensation practices and policies and the appropriate incentives to use in achieving performance targets.

The Board of Directors and Compensation Committee pay careful attention to communications received from shareholders on executive compensation, including the non-binding advisory “say on pay” vote. At the Company’s 2016 Annual Meeting, our shareholders approved, by 95% of the votes cast, the non-binding advisory resolution on the 2015 compensation of NEOs submitted to shareholders. The favorable advisory vote was considered and reflected in the decision to maintain the overarching framework and balance for NEO compensation for 2016, but not for specific pay-level decisions. Based on the preference expressed by shareholders at the Company’s 2012 Annual Meeting, the Board of Directors currently has determined to have an annual advisory vote on NEO compensation until the next required nonbinding shareholder advisory vote on the frequency of our advisory “say on pay” vote is held.

Components of Compensation

From year to year, the Compensation Committee utilizes some or all of the following compensation components when setting NEO pay:

Compensation Component	Key Features	Objective	Key Considerations
Base Salary	Fixed annual cash amount.	To provide a fixed amount of cash compensation upon which our NEOs can rely.	Base salary levels are intended to reward experience, scope of responsibility, demonstrated skills and competencies, and individual performance.
Bonus Compensation (Cash Bonus Award)

Variable annual cash amounts, if any, with established bonus target opportunities and actual awards determined by evaluating Company performance against pre-established financial and business objectives.

To motivate and reward performance based on the Compensation Committee’s review of Company peer practices and financial results that have a meaningful bearing on long-term increases in shareholder value.

Consistent with the Company’s pay-for-performance objectives; bonus payments generally based on achievement of Company and/or individual performance targets under the EIP.
Equity Compensation	Discretionary equity awards determined by the Compensation Committee which may include options, restricted stock, restricted stock units or other forms of equity awards under the 2014 LTIP. Exercise prices and vesting schedules determined at time of award.	To ensure that executive interests are appropriately aligned with long-term shareholder interests and provide an incentive for executives to retain employment with the Company over the long term.	Consistent with the Company’s pay-for-performance objectives; aggregate number of awards, performance measures (if any) and individual awards approved by Compensation Committee. The Compensation Committee may consider previously granted awards when determining whether equity awards are appropriate for any given year.

Employment Agreements. In connection with the Bank’s Public Offering in 2010, the Bank entered into employment agreements with Messrs. Cherry, Kennedy and Gaines and Ms. Foster (the “2010 Agreements”), in order to secure the services of these employees within the highly competitive financial services industry. These 2010 Agreements were designed to provide the executives with a measure of predictability for the future that, in turn, supported the Bank’s efforts to attract and retain the necessary management talent to execute our business strategies. Such agreements also include non-compete and non-solicitation provisions that help protect the Company from the loss of revenues and/or employees in the event an executive is terminated. In March 2016, the Company entered into new employment agreements with Messrs. Cherry, and Kennedy and entered into an employment agreement with Mr. Truslow, who was hired as Executive Vice President and Chief Financial Officer of the Company and the Bank effective February 8, 2016. As discussed in greater detail below under “2016 Compensation Events”, the Company believes the new employment agreements better align the Company’s executive compensation practices with current market norms and provide a powerful tool for the Company to retain the executives’ employment going forward.

From time to time, we may consider the use of additional employment agreements with high performing and long-term senior employees as the Company deems necessary in order to balance individual financial goals of employees relative to the needs of the Company and its shareholders. For more information regarding the executive officers’ employment agreements generally, see “Compensation of Executive Officers – Employment Agreements”.

Benefits and Perquisites. The Company currently provides NEOs with limited perquisites and other personal benefits. While others in the financial services industry, including community banks, provide executives with perquisites such as personal or financial tax advice; personal travel using vehicles owned or leased by the company; personal use of other property owned or leased by the company; security provided at a personal residence or during personal travel; personal club memberships; and discounts on company services not generally available to employees, the Company does not currently provide any of these listed benefits to NEOs, as the Compensation Committee believes structuring the Company’s compensation around base salary, annual cash incentives and equity awards is more transparent to shareholders and promotes a more accurate assessment of NEO compensation levels.

The Company maintains various broad-based employee benefit plans that constitute a portion of the total compensation package available to all eligible employees, including our NEOs. These other employee benefits include:

●

the Park Sterling Corporation 401(k) Savings Plan, which in 2016 permitted employees to contribute up to 50% of their compensation, on a tax-deferred basis, up to certain Internal Revenue Service compensation deferral amount limits applicable to tax-qualified retirement plans, with the Company matching 100% of the first 3% of their deferrals and 50% of the next 3% of their deferrals;

●	health care plans, including flexible spending plans and Health Savings Accounts, that provide medical, prescription, dental and vision coverage for all eligible employees;

●

disability insurance for the benefit of its employees which, in the event of disability, pays the employee (i) short-term benefits of up to 50% of the employee’s weekly salary, subject to a cap of $3,000 per week, for up to 13 weeks, and thereafter (ii) long-term benefits of up to 50% of the employee’s monthly salary, subject to a cap of $12,500 per month; and

●	certain other welfare benefits, such as Paid Time Off and an Employee Assistance Program.

The benefits our NEOs receive under the broad-based plans described above are determined by the same criteria applicable to all Company employees. In general, these benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. These benefits help keep the Company competitive in attracting and retaining employees. Benefits also help the Company attract and retain employees and allow them to focus on their roles at the Company by helping to reduce their concerns related to obtaining health care, maintaining adequate savings for retirement and similar issues.

Executive Life Insurance. In 2011, the Company, acting through the Bank, purchased bank-owned life insurance that included, among certain other salaried employees, policies on the individual lives of Messrs. Cherry and Kennedy and Ms. Foster. Under separate agreements with each insured party, including these executives, the insured party has the right to designate a beneficiary for up to a $100,000 death benefit. The full death benefit for each policy reverts to the Company should the insured party cease to be employed by the Company. The insured party has no right to sell, surrender or transfer ownership of the policy at any time, and has no right to designate a beneficiary upon termination of employment, whether by voluntary or involuntary means, and including retirement. The Company believes that the executive life insurance policies provide protection for the Company should an executive pass away during his or her employment, while also providing these executives with additional life insurance that helps them protect their families. The Company currently does not provide any post-retirement split dollar benefits to the NEOs. The purchase of bank-owned life insurance was only for persons employed at that time and no additional purchases have been made since 2011.

Executive Retirement Plan. The Company, acting through the Bank, maintains the Deferred Compensation Plan, which is designed to provide executives, including the NEOs, a greater ability to plan for their retirement. Accordingly, the Deferred Compensation Plan provides certain executives, officers and directors, including the NEOs, the ability to defer base salary and bonus compensation (or, in the case of directors, Board fees). For more information, see “Compensation of Executive Officers – Nonqualified Deferred Compensation.”

2016 Compensation Events

Entry into New Employment Agreements. As discussed earlier, in March 2016 the Company entered into new employment agreements with Messrs. Cherry, Kennedy and Truslow (the “2016 Employment Agreements”). In the case of Messrs. Cherry and Kennedy, the 2016 Agreements replace their respective 2010 Agreement. In the case of Mr. Truslow, the Company entered into the 2016 Employment Agreement with him in connection with his employment as Chief Financial Officer of the Company. Ms. Foster declined to enter into a new employment agreement, and her 2010 employment agreement remains in effect.

As the 2010 Agreements had been in place for many years and dated back to the Bank’s Public Offering, the Compensation Committee had previously engaged Pearl Meyer to undertake a market-competitiveness analysis in January 2015 to assist the committee’s analysis of whether the terms of those agreements were still appropriate in light of the Company now being an established public company, its continued growth and expansion, current market trends and compensation best-practices. Based on the information provided by Pearl Meyer and in consultation with the executives, the 2016 Employment Agreements differ from the 2010 Agreements in the following material respects:

●	Reflects the executives’ responsibilities not only to Park Sterling Bank, a subsidiary of the Company, but to the Company as well.

●	Removes outdated historical terms regarding initial bonuses, equity awards and relocation benefits.

●	Broadens clawback provisions to cover any recoupment rules required by law or any Company clawback policy.

●	Removes change in control “walk-away” right to receive severance upon a voluntary resignation within six months following change in control.

●	Provides for two years of base salary and bonus and eighteen months of COBRA payments in the event of a termination without cause or resignation for good reason.

o	Mr. Cherry will receive an addition year of base salary and bonus if he incurs a qualifying termination in connection with a change in control.

o	The 2010 Agreements provided for two years of base salary.

●	Updates restrictive covenants to promote greater enforceability.

●

Provides that if any payments are subject to the “excess parachute payment” taxes (Code Section 280G), the executive will receive either a reduced payment to avoid such taxes or the entire payment, whichever would result in the executive receiving the larger after-tax amount.

o	The 2010 Agreements required a straight reduction to below the applicable threshold.

In approving the 2016 Employment Agreements, the Compensation Committee recognized that certain of the terms were more favorable to the Company than the 2010 Agreements and other terms were more favorable to the executives. The Compensation Committee believes that, taken holistically, the 2016 Employment Agreements provide appropriate protections for the Company and the executives and are in the interest of the Company’s shareholders to ensure the Company’s long-term retention of its management team.

Base Salary Increases. The Compensation Committee increased the base salaries of Mr. Cherry, Mr. Kennedy, Ms. Foster and Mr. Ladnier in 2016, as follows:

Named Executive Officer	Beginning Base Salary	Base Salary Increase	Base Salary Increase	Ending Base Salary
	($)	($)	(%)	($)
James C. Cherry	450,000	15,000	3.3%	465,000
Donald K. Truslow	-	-	-	350,000
David L. Gaines	365,000	-	-	-
Bryan F. Kennedy, III	347,000	13,000	3.7%	360,000
Nancy J. Foster	347,000	13,000	3.7%	360,000
Mark S. Ladnier	215,000	5,000	2.3%	220,000

Adoption of Executive Incentive Program. In November 2016 and in consultation with Pearl Meyer regarding executive compensation best practices, the Compensation Committee adopted the Park Sterling Corporation Executive Incentive Program (the “EIP”), as part of a total compensation package which includes base salary, annual cash bonus compensation, and long-term equity compensation, as well as traditional employee benefits to attract, retain and incentivize management of the Company. The EIP replaced the Company’s previous discretionary annual bonus program and is generally structured pursuant to the cash performance award provisions of the 2014 LTIP. Participants in the EIP are limited to the Company’s CEO and those executives or other employees of the Company and its affiliates recommended by the CEO and approved by the Compensation Committee, at its discretion, for each program year (each calendar year). The Compensation Committee will establish the target opportunity amount of each participant’s potential award as well as the applicable performance goals, as set forth in the 2014 LTIP, for a program year at the start of the performance period, including any performance thresholds or maximum payouts.

If the Compensation Committee establishes a performance threshold and/or maximum payment and the performance achievement falls between such threshold, target and/or maximum, the applicable award will be calculated using linear interpolation. The Compensation Committee can exercise negative discretion to decrease (but not increase) the amount of a participant’s award otherwise payable pursuant to the EIP. In the event of a participant’s termination of employment during the program year or prior to payment, no award will be paid. However, if the participant’s termination is due to death, disability (as defined in the 2014 LTIP) or retirement (voluntary termination of employment upon reaching age 55 with 10 years of service, or age 65, in each case with the Compensation Committee’s consent), or if a participant transfers out of an eligible position, the participant will remain eligible to receive a prorated bonus under the EIP for that program year, based on actual performance measured against the applicable performance goal(s).

All awards under the EIP are subject to any clawback or compensation recoupment policy or program adopted by the Company or its affiliates, as well as any limitation under any regulatory policy or rule applicable to the Company or its affiliates. In addition, a participant’s right to payment under the EIP also shall be forfeited in circumstances related to issuance of a regulatory enforcement action, memorandum of understanding or other negative directive action or in the case of unsatisfactory credit quality measures, in each case upon determination by the Compensation Committee that payment of bonuses is imprudent, or in certain circumstances related to a particular participant, including unsatisfactory performance evaluations or material violation of Company policies, including its code of ethics.

Establishment of 2016 EIP Target Awards and Bonus Payments. As part of the Company’s implementation of the EIP and in lieu of the Company’s previous discretionary bonus program, the Compensation Committee formalized the bonus performance targets and potential payouts applicable to the Company’s executive officers for fiscal year 2016, with all the Company’s NEOs, other than Mr. Gaines, participating. Accordingly, at the time the EIP was adopted, the Compensation Committee confirmed that potential payments under the EIP for 2016 would be based upon the Company’s achievement of certain Adjusted Earnings Per Share (“Adjusted EPS”) performance goals and approved target payment amounts for the executive officers (expressed as a percentage of base salary) as follows: (i) Mr. Cherry – 75%; (ii) Mr. Kennedy, Ms. Foster and Mr. Truslow – 55%; and (iii) Mr. Ladnier – 30% (“Target Awards”). Actual bonus payments under the EIP for the 2016 program year could range from 50% to 150% of such Target Award bonus amounts, based on the achievement of the following threshold, target and maximum 2016 earnings per share objectives that were established earlier in the year as part of the Company’s discretionary bonus program. Furthermore, the Compensation Committee could adjust an actual award paid to an NEO based on the NEO’s personal performance.

	Threshold Adjusted EPS	Target Adjusted EPS	Maximum Adjusted EPS
	$0.444	$0.504	$0.584
Payout %	50%	100%	150%

The Compensation Committee believes that Adjusted EPS is an appropriate metric on which to determine annual bonus payments based on the wide acceptance in the banking industry of earnings per share as an important indicator of financial performance. The Compensation Committee also determined that in the calculation of Adjusted EPS for purposes of the performance goals for 2016 awards, the Company’s reported earnings per share should be adjusted to exclude the effect of merger-related expenses, gains or losses on the sale of securities, the loss on the termination of an interest rate hedge, and the tax benefit associated with the early adoption of a new accounting standard, as shown in the table below, to better reflect core earnings and facilitate comparisons of the Company’s financial performance compared to it peers.

($ in 000's)	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015
Net income as reported	$19,948	$16,606
Plus: Merger-related expenses	7,223	1,227
Less: Loss (Gain) on sale of securities	57	(39)
Adjusted net income as disclosed in Form 10-K	$27,228	$17,794
Less: After tax loss on termination of interest rate hedge	1,025	-
Less: Tax benefit of early adoption of a new accounting standard	(798)	-
Adjusted net income for EIP award determination	$27,455	$17,794
Adjusted EPS for EIP award determination	$0.52	$0.40

Weighted average diluted shares	52,850,617	44,304,888

* Non-GAAP financial measure; reconciliation to the most comparable GAAP measure is presented in the table above.

The Company achieved an Adjusted EPS of $0.520, or approximately 105% of its Target Adjusted EPS. Based on the Company’s performance, the Compensation Committee awarded the participating NEOs the following amounts under the EIP:

James C. Cherry	$364,618
Bryan F. Kennedy III	$206,808
Nancy J. Foster	$206,808
Donald K. Truslow	$177,533(1)
Mark S. Ladnier	$66,000(2)

(1) As noted earlier, the Compensation Committee determined to award Mr. Truslow an additional discretionary bonus of $29,275 for a total of $206,808, reflecting his extraordinary efforts in taking over the role of Chief Financial Officer during 2016 and to set his annual bonus compensation at a level commensurate with the Company’s other Executive Vice Presidents.

(2) The Compensation Committee exercised discretion under the EIP in awarding Mr. Ladnier’s 2016 annual bonus, in order to be commensurate with bonuses awarded to other senior, non-executive officers.

The Compensation Committee also considered the following Company performance indicators in determining whether to exercise negative discretion under the EIP to reduce bonus payments, and concluded that the Company’s strong performance did not merit any such downward adjustments in 2016:

●

Continued progress toward the Company’s vision of creating a regional-sized community bank through the successful completion and systems conversion of the merger with First Capital Bancorp in Richmond, Virginia;

●

Reported net income of $19.9 million, or $0.38 per share, for the twelve months ended December 31, 2016, compared to net income of $16.6 million, or $0.37 per share, for the twelve months ended December 31, 2015;

●

Reported adjusted net income (which excludes merger-related expenses and gain or loss on sale of securities) of $27.2 million, or $0.52 per share, for the twelve months ended December 31, 2016, compared to adjusted net income of $17.8 million, or $0.40 per share, for the twelve months ended December 31, 2015;

●	Reported organic loan growth of roughly 8% and demand deposit growth of roughly 11% from the prior year;

●	Continued strong asset quality, with reported nonperforming loans of 0.54% of total loans at year end and nonperforming assets to total assets of 0.47% at year end 2016; and

●	Maintained strong capitalization with a Tier 1 leverage ratio of 9.92% at December 31, 2016.

Moreover, in considering whether to apply negative discretion, the Committee also reviewed and analyzed the individual performance of the NEOs and their overall performance and their contributions towards achieving the Company-wide performance measures described above. Generally, bonuses were paid to our NEOs in January of 2017, except in the case of Mr. Cherry who received approximately 90% of his bonus in December of 2016 in recognition of the Company’s strong year-to-date performance with the remainder paid in January of 2017.

Equity Awards. The Compensation Committee granted equity awards in the form of restricted stock in the amounts shown below to the NEOs in May 2016, except for Mr. Truslow, whose grant was made in March 2016 in connection with his joining the Company as Executive Vice President and Chief Financial Officer:

Named Executive Officer	Number of Shares of Restricted Stock
James C. Cherry	22,200
Bryan F. Kennedy, III	15,100
Donald K. Truslow	14,500
David L. Gaines (1)	-
Nancy J. Foster	15,100
Mark S. Ladnier	2,700

(1)	Mr. Gaines stepped down as Executive Vice President and Chief Financial Officer of the Company effective February 5, 2016.

These shares of restricted stock, which were awarded under the 2014 LTIP, vest in approximately equal one-third increments annually, over a period of three years, subject to the executive’s continued service with the Company or its affiliates and to accelerated vesting upon the executive’s termination by the Company without “cause” or resignation for “good reason.” For more information see “Compensation of Executive Officers - Potential Payments Upon Termination or Change of Control” below. Dividends are accrued with respect to the shares of restricted stock but are paid to the NEO only if and when the shares to which the dividends are attributable are vested. These awards, which vest over a multi-year period, are designed as long-term retention tools and are intended to help align the NEOs’ long-term interests with those of our shareholders, based on meaningful levels of equity ownership.

Vesting of Previously Granted Performance-Based Restricted Stock Awards. As previously disclosed, following the Bank’s Public Offering in 2010 and the holding company reorganization effective January 1, 2011, the Company awarded certain stock price performance-based restricted shares to certain of the NEOs as contemplated during the Public Offering. These stock price performance-based restricted shares were designed to vest one-third each when the Company’s stock price per share reached the following performance thresholds for 30 consecutive trading days: (i) 125% of Public Offering price ($8.13); (ii) 140% of Public Offering price ($9.10); and (iii) 160% of Public Offering price ($10.40). The first two performance goals were met as of September 28, 2016 and December 22, 2016, respectively, and accordingly one-third of these restricted shares that remained outstanding vested as of each such date. In December 2016, following consideration of the recent stock price performance and the original purpose of the awards, the Compensation Committee approved the early vesting of the final third of these restricted shares as of December 22, 2016. Based on the Company’s actual stock price performance, these shares would have vested in accordance with their terms upon achievement of the final performance threshold of $10.40 as of January 31, 2017. The number of shares subject to early vesting for the NEOs are as follows: Mr. Cherry – 51,975 shares; Mr. Kennedy – 32,340 shares; and Ms. Foster – 32,340 shares.

Agreement with David L. Gaines. In connection with Mr. Gaines’ stepping down from his role as Chief Financial Officer, the Company believed it was important to memorialize the terms of his departure to provide a smooth and orderly transitioning of his employment. As a result, the Bank and Mr. Gaines entered into an Agreement and Release dated February 5, 2016 (the “Gaines Agreement”), which replaced Mr. Gaines’ existing 2010 Agreement with the Bank and provided for Mr. Gaines to remain employed through March 31, 2016. Pursuant to the Gaines Agreement, Mr. Gaines received (i) severance pay equivalent to the base salary he would have earned from March 31, 2016 through and including August 15, 2016, plus (ii) bonus compensation for 2015 in an amount equal to $124,640. The Gaines Agreement also provided for the immediate vesting on February 5, 2016 of 132,270 restricted stock awards, of which 117,810 had previously been fully expensed by the Company. The Gaines Agreement also contained a release of claims, as well as, customary confidentiality, non-disparagement and non-solicitation of employees provisions. For more information regarding the Gaines Agreement, see “Compensation of Executive Officers – Potential Payments Upon Termination or Change of Control” below.

Peer Group Analysis

Annually, the Compensation Committee reviews both internally or externally prepared reports to assist it in determining the market for executive compensation, and utilizes this information while setting compensation for the upcoming year. The Compensation Committee does not currently believe it is appropriate to tie executive compensation directly to the compensation awarded by other companies or to a particular survey or group of surveys. Instead, the purpose of the reports, and the manner in which they are used by the Compensation Committee, is to provide a general understanding of current compensation practices and trends of similarly situated companies. No specific 2016 compensation decision for any individual was based on or justified by these reports. The reports utilized in 2016 contain information compiled from publicly available documents from the following peer financial institutions:

American National Bankshares Inc.	First Bancorp	South State Corporation
(NASDAQ: AMNB)	(NASDAQ:FBNC)	(NASDAQ:SSB)

Ameris Bancorp	First Community Bancshares, Inc.	TowneBank
(NASDAQ:ABCB)	(NASDAQ:FCBC)	(NASDAQ:TOWN)

BNC Bancorp	Hampton Roads Bankshares, Inc.	Union First Market Bankshares Corporation
(NASDAQ:BNCN)	(NASDAQ:HMPR)	(NASDAQ:UBSH)

Community Bankers Trust Corporation	HomeTrust Bancshares, Inc.	United Community Banks, Inc.
(NASDAQ:ESXB)	(NASDAQ:HTBI)	(NASDAQ:UCBI)

CommunityOne Bancorp	State Bank Financial Corporation	Yadkin Financial Corporation
(NASDAQ:COB)	(NASDAQ:STBZ)	(NASDAQ:YDKN)

Fidelity Southern Corporation
(NASDAQ:LION)

There were no changes to this peer group from the peer financial institutions considered by the Company in 2015.

Decision-Making Practices

Role of Compensation and Development Committee. The Compensation Committee is responsible for oversight, review and administration of the Company’s compensation programs for all employees, including each of the NEOs. The Compensation Committee is composed entirely of non-management directors who are independent under the independence standards of NASDAQ applicable to compensation committees. It reviews all aspects of the compensation program for NEOs, including base salaries, annual cash bonuses, equity awards, perquisites, severance arrangements and other health and welfare benefits. It also approves the performance goals for any NEO compensation programs that use performance metrics and evaluates performance at the end of each performance period. The Compensation Committee approves base salary increases, annual bonuses, stock option awards, restricted stock awards and other long-term incentive award opportunities for the NEOs and the principal accounting officer. An important duty of the Compensation Committee is to set the level and components of the compensation for the Chief Executive Officer and to review and approve the compensation for the remaining NEOs.

The Compensation Committee’s practice has been to make any annual long-term equity-based awards to the NEOs on a regular award date in connection with annual grants of equity-based awards to all employees, typically during the first or second quarter. In addition, the Company occasionally may make equity-based awards other than on the annual award date, usually in connection with hiring a new key employee or in connection with a corporate transaction. We do not coordinate the timing of equity awards with the release of material non-public information.

In making its decisions, the Compensation Committee may use several resources and tools, including the use of a compensation consultant or other advisor, peer financial institution evaluation and other analyses. The Chief Executive Officer also is involved in compensation determinations, including review of the compensation consultant’s recommendations, if any, and discussion of executive management compensation (including compensation for each NEO other than the Chief Executive Officer). The Company believes that the Chief Executive Officer is in the best possible position to assess the performance of the other NEOs, and he accordingly plays an important role in the compensation setting process. From time to time, the Chief Executive Officer also discusses his compensation package with the Compensation Committee. However, the Chief Executive Officer cannot be present during any voting or deliberation by the Compensation Committee on his compensation. Decisions about individual compensation components and total compensation for the NEOs, including those related to the Chief Executive Officer, are ultimately made by the Compensation Committee using its discretion and judgment, focusing primarily on the NEO’s performance and the Company’s overall performance. The Compensation Committee also considers the business environment in which the results were achieved and general comparisons to the overall performance of peer banks.

In addition, the Compensation Committee also reviews the total compensation of the NEOs relative to one another. The Compensation Committee believes that Mr. Cherry’s relatively higher compensation is appropriate in light of his expanded responsibilities as the Chief Executive Officer and the leadership, vision and strategy he has provided to the Company during his tenure. In addition, the Compensation Committee believes that the relatively similar compensation levels of Messrs. Kennedy and Truslow and Ms. Foster are appropriate in light of their shared responsibilities in managing the day-to-day activities of the Company, and that the lower compensation level for Mr. Ladnier is appropriate in light of his assigned responsibilities relative to the other NEOs

Compensation Consultant and Other Advisors. As described above, the Compensation Committee previously retained Pearl Meyer to conduct a review of the existing 2010 Agreements for the Company’s executive officers. Their review compared the existing agreements to governance best practices and market norms. The Compensation Committee used this analysis in preparing the 2016 Agreements. Pearl Meyer also conducted an executive compensation study that was completed in early 2015 by analyzing market data from peer institutions and nationally recognized survey sources. The study included comparisons of base salary levels, annual incentives, long-term incentives and other benefits and perquisites and supplemental retirement arrangements. In order for Pearl Meyer to provide effective advice to the Compensation Committee, it worked with Company management, obtaining compensation benefits data from management. The Compensation Committee did not use the market analysis for 2016 compensation adjustments, rather the study provided context of pay levels with the industry.

In the fourth quarter of 2016, Pearl Meyer reviewed the Company’s proposed annual incentive plan and provided input to the Compensation Committee regarding the final plan design. Additionally, Pearl Meyer conducted a review of the Company’s executive compensation program that was presented to the Compensation Committee in the fourth quarter of 2016 in anticipation of 2017 compensation determinations described briefly below under –“-Compensation Events After 2016.”

Stock Ownership

The Board of Directors generally believes that the executive officers should accumulate meaningful equity stakes over time to further align their economic interests with the interests of shareholders, thereby promoting the Company’s objective of increasing shareholder value. The equity awards used by the Company also facilitate the acquisition of shares of the Company’s Common Stock by the executive officers. The Compensation Committee has adopted a policy requiring the chief executive officer to beneficially own Common Stock with a market value of at least 2 times his annual base salary, and for all of the other executive officers to each beneficially own Common Stock with a market value of at least 1 times their respective annual base salaries. Compliance with the policy is determined annually at the end of each year (or, with respect to any newly designated executive officer, at the end of the year following the year such person is first designated as an executive officer), based on existing base salaries and the market price of the Common Stock at that time. In order to facilitate compliance with the policy, any executive officer not in compliance as of the applicable determination date must refrain from certain dispositions of Common Stock received pursuant to an equity award until the executive officer has satisfied the minimum ownership requirement. Currently, each of the NEOs beneficially owns the requisite number of shares.

Consistent with the Company’s compensation philosophy of rewarding the NEOs based on the long-term success of the Company, the Company’s Code of Ethics and Insider Trading Policy prohibit all employees, including the NEOs, from speculative trading in the Company’s Common Stock and place limitations on a NEO’s ability to conduct short-term trading, thus encouraging long-term ownership of the Company’s Common Stock. Additionally, pursuant to internal guidelines, NEOs are prohibited from entering into hedging strategies that protect against downside risk in the Company’s Common Stock.

Compensation Events After 2016

As noted above, the Compensation Committee used the 2016 analysis of overall compensation prepared by Pearl Meyer for determining the compensation for NEOs in 2017. The Compensation Committee determined to increase Mr. Cherry’s base salary from $465,000 to $540,000 to bring Mr. Cherry’s compensation more in line with the peer data presented in the Pearl Meyer review and the Compensation Committee’s assessment of Mr. Cherry’s performance. The Compensation Committee also determined to increase Mr. Truslow’s base salary from $350,000 to $360,000 to equal the base salaries of Mr. Kennedy and Ms. Foster given the similar scope of the responsibilities of all three executives. Furthermore, the Compensation Committee determined that the base salaries of the other two executive officers continued to be appropriate based on the role and responsibilities of each such executive. In addition, the Compensation Committee set annual bonus targets under the EIP for the 2017 performance year, granting these executives threshold, target and maximum bonus opportunities based on a percentage of base salary, consistent with the percentage of base salary and potential payout percentages utilized in 2016, dependent upon achievement of pre-determined Adjusted EPS targets. Additionally, for 2017, the Compensation Committee added a return on average assets calculation that could modestly decrease or increase the award opportunity otherwise determined by the achievement of the pre-determined Adjusted EPS targets. In addition, the Compensation Committee granted the following restricted stock awards: Mr. Cherry – 24,150; Mr. Truslow – 9,150, Mr. Kennedy – 9,150 and Ms. Foster – 9,150. Like the 2016 restricted stock awards, these grants vest in equal annual installments over the three years following the grant date, contingent on the executives remaining continuously employed with the Company during that period.

Tax and Accounting Considerations

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related regulations generally impose a $1 million cap on the deductibility of compensation paid to certain executive officers by a public corporation, unless an exception applies. One important exception is for qualified “performance-based compensation.” To the extent the Company determines it is in its interests, the Company’s compensation programs may be designed to meet the performance-based compensation exception under Section 162(m). However, the Company retains the flexibility to pay compensation that is not eligible for such exception if it is in the interest of the Company to do so.

Accounting Considerations. As previously described, for the purposes of certifying the Company’s performance for incentive compensation purposes, the Compensation Committee may adjust the Company’s net income to ensure that the employees are fairly compensated for the actual growth of the Company and not as a result of extraordinary items and events.

Conclusion

The Compensation Committee reviews all components of the Company’s compensation practices for the NEOs. In designing the various components of the total compensation program, the Company intends to take care to select elements that are performance-based and to use a variety of performance metrics that, on the whole, will encourage the achievement of short and long-term shareholder value without motivating excessive risk-taking and while enabling the Company to retain its talented executives. The Company believes the total compensation for each NEO is reasonable and that the components of the Company’s compensation program for NEOs are consistent with market standards and with comparable programs of peer financial institutions. The compensation program for NEOs is based on the financial performance of the Company compared to both business and financial objectives. The Company believes this practice links NEO performance to the annual financial and operational results of the Company and the long-term financial interests of its shareholders. The Company further believes that the foregoing compensation philosophy is consistent with the Company’s corporate culture and objectives and has served and will continue to serve as a reasonable basis for administering the total compensation program of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

2016 Summary Compensation

The following table summarizes the cash compensation paid, equity awards granted and other compensation awarded to the Company’s NEOs for each of the three years ended December 31, 2016, December 31, 2015, and December 31, 2014:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
James C. Cherry	2016	461,251	-	165,168	-	364,618	-	39,957	1,030,994
Chief Executive Officer	2015	450,000	152,000	136,884	-	-	-	37,836	776,720
	2014	450,000	190,000	129,336	-	-	-	29,157	798,493
Bryan F. Kennedy, III	2016	356,750	-	112,344	-	206,808	-	30,595	706,497
President	2015	347,000	117,800	89,914	-	-	-	28,987	583,701
	2014	347,000	147,250	84,956	-	-	-	23,418	602,624
Donald K. Truslow	2016	314,326	29,275	91,640	-	177,533	-	12,176	624,950
Executive Vice President and	2015	-	-	-	-	-	-	-	-
Chief Financial Officer	2014	-	-	-	-	-	-	-	-
David L. Gaines (4)	2016	91,250	-	-	-	-	-	148,515	239,765
Executive Vice President and	2015	365,000	124,640	103,334	-	-	-	16,222	609,196
Chief Financial Officer	2014	365,000	155,800	97,636	-	-	-	23,083	641,519
Nancy J. Foster	2016	356,750	-	112,344	-	206,808	-	30,695	706,597
Executive Vice President and	2015	347,000	117,800	89,914	-	-	-	29,107	583,821
Chief Risk Officer	2014	347,000	147,250	84,956	-	-	-	22,738	601,944
Mark S. Ladnier (5)	2016	218,758	-	20,088	-	66,000	-	14,247	319,093
Group Senior Vice President and	2015	215,000	45,000	19,459	-	-	-	15,133	294,592
Head of Operations and Information Technology	2014	215,000	50,000	-	-	-	-	9,180	274,180

(1)

Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, related to restricted stock awards granted during the fiscal years indicated. The assumptions used in the calculation of these amounts are included in Note 19, “Employee and Director Benefit Plans,” in the notes to consolidated financial statements included in the 2016 Form 10-K. For further discussion of grants made in 2016, see the accompanying “Grants of Plan-Based Awards” table.

(2)

Reflects amounts paid out under the EIP. See “Compensation Disclosure and Analysis – 2016 Compensation Events – Adoption of Executive Incentive Program” and “- Establishment of 2016 EIP Target Awards and Bonus Payments” for more information.

(3)	The following table shows all amounts included in the “All Other Compensation” column for each NEO in 2016:

	Dividends ($) (a)	Life & Disability Premiums ($) (b)	401(k) Matching ($)	Severance Payment ($) (c)	Total ($)
James C. Cherry	25,807	2,225	11,925	-	39,957
Bryan F. Kennedy, III	16,210	2,460	11,925	-	30,595
Donald K. Truslow	1,595	2,050	8,531	-	12,176
David L. Gaines	-	820	10,820	136,875	148,515
Nancy J. Foster	16,310	2,460	11,925	-	30,695
Mark S. Ladnier	830	1,955	11,462	-	14,247

(a)

Represents cash dividends accrued on unvested stock price performance-based and time-based restricted stock. For more information, see “Outstanding Equity Awards at Fiscal Year-End.” Dividends are payable to the NEO only if and to the extent restricted stock vests and is not forfeited.

(b)	Represents premiums associated with the Company’s nondiscriminatory group life and group disability plans, which are available to all employees.

(c)

Represents severance payment in connection with Mr. Gaines stepping down as Executive Vice President and Chief Financial Officer in February 2016. For more information, see “- Potential Payments Upon Termination or Change of Control – Gaines Agreement.”

Total perquisites for each of the NEOs for 2016 were less than $10,000.

(4)	Mr. Gaines stepped down as Executive Vice President and Chief Financial Officer of the Company effective February 5, 2016.

(5)

Mr. Ladnier was first employed by the Bank in January 2014. Prior to such time he was retained as a consultant of the Company in 2013. Mr. Ladnier was not named by the Board of Directors as an Executive Officer for 2017.

Grants of Plan-Based Awards

The following table summarizes plan-based awards granted to the Company’s NEOs for the year ended December 31, 2016.

					All Other Stock Awards: Number	Grant Date Fair Value of Stock
	Grant Date	Estimate Possible Payouts Under Non-Equity Incentive Plan Awards (1)			of Shares of Stock or Units	and Option Awards
Name		Target ($)	Threshold ($)	Maximum ($)	(#) (2)	($)(3)
James C. Cherry		172,969	345,938	518,907
	5/2/2016				22,200	165,168
Bryan F. Kennedy, III		98,106	196,213	294,319
	5/2/2016				15,100	112,344
Donald K. Truslow (4)		86,440	172,879	259,319
	3/1/2016				14,500	91,640
David L. Gaines (5)	-	-	-	-	-	-
Nancy J. Foster		98,106	196,213	294,319
	5/2/2016				15,100	112,344
Mark S. Ladnier		32,814	65,627	98,441
	5/2/2016				2,700	20,088

(1)

Represents the NEOs’ possible payouts under the EIP, based on the applicable performance goals and targets for fiscal year 2016. See “Compensation Disclosure and Analysis – 2016 Compensation Events – Adoption of Executive Incentive Program” and “- Establishment of 2016 EIP Target Awards and Bonus Payments” for more information.

(2)

Represents number of shares of restricted stock awarded in 2016, which were awarded under the 2014 LTIP. These shares of restricted stock vest in approximately equal one-third increments annually over a period of three years, subject to the NEO’s continued service with the Company or its affiliates and to accelerated vesting upon the NEO’s termination by the Company without “cause” or resignation for “good reason”. Dividends, if any, are accrued with respect to shares of restricted stock but are paid to the NEO only if and when the shares to which the dividends are attributable are vested.

(3)

Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, related to the restricted stock awards granted during fiscal year 2016. The assumptions used in the calculation of these amounts are included in Note 19, “Employee and Director Benefit Plans,” in the notes to consolidated financial statements included in the 2016 Form 10-K.

(4)

Mr. Truslow’s restricted stock awards were granted on March 1, 2016, in connection with his employment. The other NEOs’ restricted stock awards were approved by the Compensation Committee on the grant date indicated.

(5)	Mr. Gaines stepped down as Executive Vice President and Chief Financial Officer of the Company effective February 5, 2016.

Employment Agreements

In connection with the Public Offering, the Bank entered into employment agreements with Messrs. Cherry, Gaines and Kennedy in August 2010 and entered into an employment agreement with Ms. Foster upon her hiring in November 2010. As described above under “Compensation Discussion and Analysis – 2016 Compensation Events – Entry into New Employment Agreements” and further described below, Messrs. Cherry and Kennedy signed new employment agreements in 2016, replacing their respective 2010 Agreements, and the Company entered into an employment agreement with Mr. Truslow in connection with his employment as Chief Financial Officer. In addition, as described below under “-- Potential Payments Upon Termination or Change of Control –”, in February 2016, the Bank entered into an agreement and release with Mr. Gaines, which replaced his 2010 Agreement. Ms. Foster’s 2010 Agreement remains in effect.

2010 Employment Agreement with Ms. Foster. Ms. Foster’s 2010 Agreement was for an initial term of three years and is subject to automatic one-year renewals on each successive anniversary of the initial effective date unless either party provides timely notice of non-renewal. This 2010 Agreement provides for certain payments in the event Ms. Foster’s employment is terminated by the Company without “cause,” she resigns for “good reason” or the her employment is terminated following a “change of control.” Furthermore, the agreement provides for certain payments if Ms. Foster should resign without “good reason” within six months following a change in control. For a discussion of these provisions, see “--Potential Payments Upon Termination or Change of Control” below.

Under the terms of Ms. Foster’s agreement, she is subject to (i) a non-competition and non-solicitation covenant during her term of employment and for twelve months following termination of employment and (ii) a non-disparagement covenant during her term of employment and for twenty-four months following termination of employment. The agreement also contains customary confidentiality, work product and return of property covenants.

Ms. Foster’s agreement further provides for the following:

●	Annual base salary, to be reviewed annually;

●

Eligibility to receive annual bonus compensation in cash or equity (with a maximum opportunity equal to no less than 100% of base salary) pursuant to any incentive program adopted by the Compensation Committee from time to time and long-term equity incentive awards, in the discretion of the Compensation Committee, no less favorable than those that apply to other senior executives;

●	Employee benefits, fringe benefits and perquisites on a basis no less favorable than those applicable to other senior executives;

●	Special equity awards in the form of stock options and restricted stock as contemplated by the Public Offering; and

●

Repayment by executive, or “claw-back,” of any incentive compensation previously paid that is subject to recovery under applicable law where the compensation was in excess of what should have been paid because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Company.

2016 Employment Agreements with Messrs. Cherry, Kennedy and Truslow. The Company entered into the new 2016 Employment Agreements with Messrs. Cherry, Kennedy and Truslow on March 24, 2016. As noted above, the agreements with Messrs. Cherry and Kennedy replaced the employment agreements each entered into in 2010. Each of the 2016 Employment Agreements is for a three-year initial term and automatically renews for additional one-year terms unless either party provides 180-day advance written notice of termination.

Similar to the 2010 Agreements, the 2016 Employment Agreements provide for certain payments in the event the executive’s employment is terminated by the Company without “cause,” the executive resigns for “good reason” or the executive is terminated following a “change of control.” However, the 2016 Employment Agreements do not provide for severance payments upon any voluntary resignation. For a discussion of these provisions see “--Potential Payments Upon Termination or Change of Control” below.

Under the terms of the 2016 Employment Agreements, each executive is subject to (i) a non-competition and non-solicitation covenant during his term of employment and for twelve months following thermination of employment and (ii) a non-disparagement covenant during his term of employment and for twenty-four months following termination of employment. The 2016 Employment Agreements also contain customary confidentiality, work product and return of property covenants.

These agreements further provide for the following:

●	Annual base salary, to be reviewed annually;

●

Eligibility to receive annual bonus compensation in cash or equity pursuant to any incentive program adopted by the Compensation Committee from time to time and long-term equity incentive awards, at the discretion of the Compensation Committee, no less favorable than those that apply to other similarly situated executives;

●	Employee benefits, fringe benefits and perquisites on a basis no less favorable than those applicable to other similarly situated executives; and

●

Repayment by executive, or “claw-back,” of any compensation previously paid that is subject to recovery under any applicable law or any compensation recoupment, clawback or recovery policy adopted by the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes outstanding equity awards at December 31, 2016:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable	($ per share)		(#) (1)	($) (2)
James C. Cherry	363,825	-	6.5000	08/12/20	42,267	456,061
Bryan F. Kennedy, III	206,380	-	6.5000	08/12/20	27,866	300,674
Donald K. Truslow	-	-	-	-	14,500	156,455
David L. Gaines (3)	-	-	6.5000	08/12/20	-	-
Nancy J. Foster	206,380	-	6.5000	08/12/20	28,366	306,069
Mark S. Ladnier	-	-	-	-	4,633	49,990

(1)

Represents shares of restricted stock awarded to the NEOs by the Compensation Committee in 2014, 2015 and 2016. These shares of restricted stock vest in approximately equal one-third increments on the anniversary of each grant, subject to the NEO’s continued service with the Company or its subsidiaries. Dividends, if any, are accrued with respect to shares of restricted stock but are paid to the NEO only if and when the shares to which the dividends are attributable are vested.

(2)	In accordance with SEC rules, for purposes of this table the market value is determined by reference to the closing price of the Company’s common stock on December 31, 2016, or $10.79 per share.

(3)

Mr. Gaines stepped down as Executive Vice President and Chief Financial Officer of the Company effective February 5, 2016. All unvested shares of restricted stock then held were immediately vested, and all outstanding stock options were exercised prior to expiration following separation of service.

Option Exercises and Stock Vested

The following table summarizes option award exercises or restricted stock award vesting for NEOs in 2016:

	Option Awards		Stock Awards
	Number of Shares Aquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Name	(#)	($)	(#)	($)
James C. Cherry	-	-	175,159	1,672,188
Bryan F. Kennedy, III	112,812	105,109	108,920	1,039,944
Donald K. Truslow	-	-	-	-
David L. Gaines (1)	274,890	146,908	132,270	858,432
Nancy J. Foster	20,000	65,200	109,420	1,043,634
Mark S. Ladnier	-	-	2,634	23,979

(1)

Mr. Gaines stepped down as Executive Vice President and Chief Financial Officer of the Company effective February 5, 2016. All unvested shares of restricted stock then held were immediately vested, and all outstanding stock options were exercised prior to expiration following separation of service.

Pension Benefits

The Company currently does not provide any pension benefits to NEOs.

Nonqualified Deferred Compensation

The following table summarizes information about the participation of each NEO in the Park Sterling Bank Deferred Compensation Plan:

Named Executive Officer	Executive Contributions in 2016 ($) (1) (2)	Registrant Contributions in 2016 ($)	Aggregate Earnings in 2016 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2016 ($)(2)
James C. Cherry	158,691	-	16,270	-	547,771
Bryan F. Kennedy, III	130,900	-	15,091	-	491,719
Donald K. Truslow	-	-	-	-	-
David L. Gaines	-	-	-	-	-
Nancy J. Foster	-	-	-	-	-
Mark S. Ladnier	-	-	-	-	-

(1)	Amounts in this column represent NEO elective deferrals credited during 2016 under the Deferred Compensation Plan, comprised of the deferred portion of base salary otherwise payable in 2016.

(2)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current or prior years:

Named Executive Officer	Amount of 2016 Contributions and Earnings Reported As Compensation in 2016 Summary Compensation Table ($)	Amounts in “Aggregate Balance at December 31, 2016" Column Reported as Compensation in Summary Compensation Tables for Prior Years ($)
James C. Cherry	158,691	350,825
Bryan F. Kennedy, III	130,900	331,125
Donald K. Truslow	-	-
David L. Gaines	-	-
Nancy J. Foster	-	-
Mark S. Ladnier	-	-

The Deferred Compensation Plan provides certain executives and directors, including the NEOs, the ability to defer base salary and bonus compensation (or, in the case of directors, Board fees). In addition, under the plan the Bank also can make contributions to deferral accounts, at its election, although no Bank contributions have been made to date. Amounts deferred under the Deferred Compensation Plan are credited with interest at the Wall Street Journal prime rate, with a floor of at least 0.50% interest. The balance of a participant’s deferral account generally will be paid upon separation of service on or after age 65, in the manner specified by the participant in his deferral election. A participant may also elect to receive an in-service distribution from his deferral account prior to retirement. Payment of a participant’s deferral account also will be made upon a participant’s death, upon the participant’s disability prior to age 65, upon the participant’s termination of employment (other than following a change in control or for cause) before age 65, or upon a change in control of the Bank, in each case in the manner specified in the participant’s deferral election except that a distribution upon death shall be a lump sum. A participant also can receive a hardship distribution in connection with unforeseen emergencies, as specified in the plan. If the NEO’s employment is terminated for “cause,” the NEO forfeits any interest credited to his or her account with respect to deferrals and any Bank contributions, if applicable.

Potential Payments Upon Termination or Change of Control

As discussed above in “– Employment Agreements,” the Company and/or the Bank has entered into employment agreements with Messrs. Cherry, Kennedy, and Truslow and Ms. Foster that require us to provide compensation to them in connection with certain events related to the NEO’s termination of employment or change of control of the Company.

Accrued and Vested Benefits. Each of the NEOs may have accrued various benefits and awards under one or more of the Company’s compensation programs and benefits, including stock-based plans, broad-based employee benefit plans and the Deferred Compensation Plan. Certain of these benefits and awards are fully vested, and each of the NEOs would receive all of their vested benefits and awards if their employment with the Company ends for any reason. In addition, if an NEO’s employment is terminated for any reason, the NEO will be entitled to the payment of any amount earned and owing under his or her employment agreement, as applicable.

Messrs. Cherry and Kennedy and Ms. Foster each have outstanding stock options that were granted under the Bank’s 2010 Employee Stock Option Plan (together, the “Options”) and which are fully exercisable and vested. Upon the termination of an NEO’s employment with the Company for any reason, all the NEO’s Options will be cancelled and forfeited, except in certain cases related to the NEO’s death, disability, retirement, resignation or termination by the Bank for other than an “immediate termination reason” (similar to “cause” under the employment agreements, described below). In such cases, the Options will remain exercisable for a specified period of time following the termination, ranging from a period of three months to the remaining term of the Options. Upon the effectiveness of the Company’s reorganization as the holding company for the Bank, the Company assumed the Options.

Termination without Cause. With respect to NEOs with an employment agreement (Messrs. Cherry, Truslow and Kennedy and Ms. Foster), if the NEO’s employment is terminated by the Company or the Bank without “cause,” under the agreement the NEO will be entitled (subject to any required six-month delay) to receive (a) severance in an amount equal to two times the executive’s annual base salary at the highest rate in effect during the previous twelve months, payable monthly over two years, plus (b) under the 2016 Employment Agreements with respect to Messrs. Cherry, Truslow and Kennedy (i) an amount equal to two times the highest annual bonus the executive received or earned during the three years preceding termination, payable in a lump sum, and (ii) eighteen months of COBRA payments. With respect to the bonus amount calculation for Mr. Truslow, during the initial term of his agreement, his annual bonus for purposes of determining severance shall be equal to at least 40% of his then current base salary. In addition, with respect to outstanding restricted stock awarded to NEOs under the 2010 LTIP or 2014 LTIP, if the NEO’s employment is terminated by the Company without “cause,” then any restricted stock subject to time-based vesting shall be deemed 100% vested, in each case as long as the NEO has provided continuous services to the Company or an affiliated entity since the grant date of the restricted stock.

For these purposes, “cause” means:

●	Fraud against, material misappropriation from, or material dishonesty to the Company or the Bank by the NEO;

●	Conviction of the NEO of a crime involving breach of trust or moral turpitude or any felony;

●

Conduct of the NEO amounting to willful misconduct, gross and willful insubordination, gross neglect or inattention to or material failure to perform the NEO’s duties and responsibilities under the agreement, including prolonged absences without the Board of Directors’ consent, following notice from the Company and the failure to cure (if applicable) within 10 days;

●	Behavior related to employment that is materially disruptive to the orderly conduct of the Company’s business (including substance abuse, sexual harassment or sexual misconduct);

●	Receipt of notice that a regulatory agency intends to institute regulatory action against the NEO; or

●	Removal or permanent prohibition from participating in the Company’s conduct by an order issued under section 8(e)(4) or 8(g)(l) of the Federal Deposit Insurance Act.

Voluntary Termination with Good Reason. Each NEO has the right to terminate his or her employment voluntarily at any time for “good reason” either pursuant to an employment agreement or an applicable restricted stock award agreement. “Good reason” is generally defined in the employment agreements and the restricted stock award agreements to include material reductions in the NEO’s base salary or in the NEO’s authority, responsibilities or duties. In the case of the 2016 Employment Agreements, the definition of “good reason” also includes any requirement that executive relocate his principal work location more than twenty-five miles from the headquarters of the Company. If an NEO terminates employment for “good reason,” the NEO will be entitled to receive the termination compensation and other benefits described above under “—Termination Without Cause” including the vesting of restricted stock as applicable.

Change of Control. Pursuant to Ms. Foster’s employment agreement, if she voluntarily resigns (with or without “good reason”) within six months following a “change of control,” she will be entitled to receive termination compensation in the amount and manner described above under “—Termination Without Cause.”

Pursuant to the 2016 Employment Agreements with Messrs. Cherry, Truslow and Kennedy, in the event that the executive is terminated without cause, resigns for good reason or his agreement expires as a result of the buyer’s failure to renew its terms, in each case within the period beginning with the signing of a letter of intent or similar agreement that would result in a “change of control” transaction or within twelve months following a “change of control,” the executive will be entitled to receive termination compensation in the amount and in the manner described above under “—Termination Without Cause”. In addition, Mr. Cherry would be entitled to an additional amount equal to his annual base salary plus his annual bonus compensation (measured at the highest bonus received during the three years prior to termination), payable in a lump sum.

For these purposes, “change of control” means a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A of the Code, using 50 percent for purposes of determining an “effective change of control” and 85 percent for purposes of determining “a substantial portion of the assets of a corporation.” However, a “change of control” will not include a merger, reorganization, consolidation, share exchange or other transaction where the holders of the Common Stock continue to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of the Company or other surviving company representing more than 50 percent of the value or ordinary voting power to elect directors of such company (except that, under the 2016 Employment Agreements, if such holders also hold 50 percent or more of such value or voting power of the other entity, such transaction will be considered a change of control).

Release and Non-Disparagement Agreement. With respect to NEOs with an employment agreement (Messrs. Cherry, Truslow and Kennedy and Ms. Foster), the payment of any amount under the agreement to the NEO in connection with a termination of employment is subject to the NEO’s execution of a release and non-disparagement agreement.

Non-Competition and Non-Solicitation Provisions. With respect to NEOs with an employment agreement (Messrs. Cherry, Truslow, and Kennedy and Ms. Foster), an NEO’s receipt of the change of control payments described above is subject to the NEO’s compliance with the non-competition and non-solicitation provisions of the NEO’s employment agreement. These provisions generally prohibit the NEO, during the term of the agreement and for one year following termination of employment for any reason, from competing with the Bank or working for a competitor within the Bank’s banking footprint, from soliciting the Bank’s customers or actively pursuing potential customers with whom the NEO has had material contact, and from soliciting employees of the Bank with whom the NEO has had material contact. If an NEO breaches any of these provisions, the NEO is required to repay a pro rata portion of the amount otherwise payable to the NEO based on the period following the termination of employment during which the NEO complied with the covenants.

Limitations on Payments in the Event of a Change in Control. The 2016 Agreements with Messrs. Cherry, Truslow and Kennedy also provide that in the event the executive becomes entitled to payments in connection with a change in control (for example, severance payments due to the executive’s termination without cause in connection with a change in control) and the amount of such payments triggers the excess parachute payment taxes and loss of deduction under Code Sections 280G and 4999, then the amount of such change in control-related payments will be reduced to an amount under the applicable threshold, if such a reduction would result in the executive receiving a greater after-tax payment than he would have received had he received the total change in control payment. If, however, the executive would receive a greater after-tax benefit based on the total change in control payment, even after paying applicable excess parachute taxes, then no reduction will occur. Under the 2010 Agreement with Ms. Foster, any change in control-related payments will be capped at an amount less than the applicable excess parachute payment threshold.

The potential payments to the NEOs under these agreements and other existing plans, awards and arrangements in the event of their termination of employment or a change in control as of December 31, 2016 are shown below.

	Termination without Cause or Resignation for Good Reason	Voluntary Resignation Within Six Months following Change of Control without Good Reason	Qualifying Termination in Connection with Change of Control	Termination in the Event of Death
	($) (1)	($) (2)	($) (3) (4)	($) (5)
James C. Cherry
Cash Severance	1,330,000	-	1,995,000	-
Intrinsic Value of Unvested Restricted Stock	456,061	-	456,061	-
Benefits and Perquisites	-	-	-	100,000
Total Benefit	1,786,061	-	2,451,061	100,000
Bryan F. Kennedy, III
Cash Severance	1,030,000	-	920,810	-
Intrinsic Value of Unvested Restricted Stock	300,674	-	300,674	-
Benefits and Perquisites	-	-		100,000
Total Benefit	1,330,674	-	1,221,484	100,000
Donald K. Truslow
Cash Severance	980,000	-	980,000	-
Intrinsic Value of Unvested Restricted Stock	156,455	-	156,455	-
Benefits and Perquisites	-	-		-
Total Benefit	1,136,455	-	1,136,455	-
Nancy J. Foster
Cash Severance	720,000	720,000	720,000	-
Intrinsic Value of Unvested Restricted Stock	306,069	-	306,069	-
Benefits and Perquisites	-	-		100,000
Total Benefit	1,026,069	720,000	1,026,069	100,000
Mark S. Ladnier
Cash Severance	-	-	-	-
Intrinsic Value of Unvested Restricted Stock	49,990	-	-	-
Benefits and Perquisites	-	-	-	-
Total Benefit	49,990	-	-	-

(1)

Under the applicable employment agreements, the respective NEO is entitled to an amount equal to two times his or her annual base salary at the highest rate in effect during the previous twelve months, payable monthly over two years, plus, for each of Messrs. Cherry, Truslow or Kennedy, (i) an additional amount equal to two times the highest annual bonus he received or earned during the three years preceding termination (with Mr. Truslow entitled to a minimum amount during the initial term of his agreement), payable in a lump sum, and (ii) eighteen months of COBRA payments. In addition, each NEO is entitled to vesting of restricted stock awards, shown above with an intrinsic value equal to the closing price of the Common Stock at December 31, 2016 of $10.79 per share.

(2)

Under the 2010 Agreement, Ms. Foster is entitled to the severance amount described in footnote (1) above, subject to the limitation related to Code Sections 280G and 4999 described under “-Limitations on Payment in the Event of a Change in Control.”

(3)

Under the 2016 Employment Agreements applicable to Messrs. Cherry, Truslow, and Kennedy, upon termination without cause, resignation for good reason or failure to renew the agreement, in each case during the period beginning with the signing of a letter of intent or similar agreement that would result in a change of control transaction until twelve months following the change of control transaction, the executive is entitled to the severance amount described in footnote (1) above, plus, in the case of Mr. Cherry, an additional year of base salary and annual bonus, in each case subject to the limitations related to Code Sections 280G and 4999 described under “-Limitations on Payments in the Event of a Change in Control.” Each executive is entitled to vesting of restricted stock awards, as described in footnote (1) above, only upon termination without cause or resignation for good reason.

(4)

The amount of cash severance received by Mr. Kennedy has been reduced such that the total amount of payments received by Mr. Kennedy would not trigger the excess parachute payment taxes and provide Mr. Kennedy a greater after-tax benefit. For more information regarding this reduction please see "-Limitations on Payments in the Event of a Change in Control" above.

(5)	Represents life insurance death benefit, assuming NEO has designated at least one beneficiary..

Gaines Agreement. In connection with Mr. Gaines’ stepping down as Executive Vice President and Chief Financial Officer in February 2016, the Bank and Mr. Gaines entered into the Gaines Agreement, which replaced Mr. Gaines’ existing 2010 Agreement. The Gaines Agreement provided for Mr. Gaines to remain employed through March 31, 2016. The Gaines Agreement also provided for severance pay equivalent to the base salary Mr. Gaines would have earned from March 31, 2016 through and including August 15, 2016 ( or $136,875). In addition, under the Gaines Agreement, Mr. Gaines was entitled to receive bonus compensation for 2015 in an amount determined as a percentage of Mr. Gaines’ 2014 bonus compensation, with such percentage equal to the percentage that the Chief Executive Officer’s 2015 compensation represented relative to the Chief Executive Officer’s 2014 bonus compensation, which amount was subsequently determined to be $124,640 and was included in the summary compensation table for fiscal year 2015. Pursuant to the Gaines Agreement, the severance pay and 2015 bonus compensation amounts were paid to Mr. Gaines in a lump sum, subject to applicable withholdings and deductions, six months following the end of his employment on March 31, 2016. The Gaines Agreement also provided for the immediate vesting on February 5, 2016 of 132,270 restricted stock awards, which had an intrinsic value of $858,432, based on the closing price of the Common stock on that date of $6.49. The Gaines Agreement contains customary provisions regarding use of confidential information obtained during his employment, the mutual release of claims, a mutual non-disparagement agreement effective for two years following the separation date, and a provision prohibiting the solicitation by Mr. Gaines, for twelve months following cessation of employment, of Bank employees with whom he had contact during the two years preceding the separation date.

Deferred Compensation. An NEO will receive the balance of his deferral account under the Deferred Compensation Plan upon a change in control of the Bank, upon death, upon disability or upon termination of employment (other than following a change in control or for cause), generally in the manner specified in the participant’s deferral election except in the case of death where payment will be in a lump sum. In the event of termination for cause, the NEO will forfeit accrued interest. The balances of each NEO’s deferred compensation account as of December 31, 2016 are set forth in the table above under “—Nonqualified Deferred Compensation.”

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis section of this Proxy Statement is management’s report on the Company’s compensation program and, among other things, explains the material components of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on this review and discussions the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the Compensation and Development Committee of the Board of Directors, whose current members include:

Jean E. Davis, Chair
Leslie M. Baker, Jr.
Walter C. Ayers

COMPENSATION AND DEVELOPMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The directors who served as members of the Compensation Committee at anytime during 2016 were Jean E. Davis, current Chair, Leslie M. Baker, Jr., Larry W. Carroll, Thomas B. Henson and Walter Ayers. None of the individuals who served as a member of the Compensation Committee were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors currently is composed of six independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee annually reviews and assesses the adequacy of the Audit Committee charter.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, for the effectiveness of internal controls over financial reporting, and for the maintenance of appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. Dixon Hughes Goodman LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectivenss of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements and the system of internal control. The Audit Committee, among other things, is responsible for monitoring and overseeing these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees.”

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding communications of the independent auditors with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors the independence of the auditors.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

SUBMITTED BY THE AUDIT COMMITTEE

Larry W. Carroll (Chair)
Leslie M. Baker, Jr.
Jean E. Davis
Thomas B. Henson
Ben R. Rudisill, II
Robert G. Whitten

proposal 2

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

The Audit Committee of the Board of Directors has retained Dixon Hughes Goodman LLP (“Dixon Hughes Goodman”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Although the Audit Committee has the sole authority to select and appoint the independent registered public accounting firm, the Board of Directors deems it advisable to obtain your ratification of this appointment. In determining that Dixon Hughes Goodman be retained as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by Dixon Hughes Goodman was compatible with maintaining Dixon Hughes Goodman’s independence and concluded that it was.

Representatives of Dixon Hughes Goodman are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Dixon Hughes Goodman as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2017. Properly submitted proxies will be voted FOR ratification of the appointment of Dixon Hughes Goodman unless otherwise specified. If the shareholders do not ratify the appointment of Dixon Hughes Goodman, the Audit Committee will consider a change in independent registered public accounting firm for the next fiscal year.

Fees

The fees billed or incurred by Dixon Hughes Goodman for services rendered to the Company for the fiscal years indicated were as follows:

	Fiscal Year Ended

Fee Type	December 31, 2016	December 31, 2015
Audit Fees (1)	$410,765	$369,755
Audit Related Fees (2)	12,000	15,000
Tax Fees (3)	87,050	52,385
All Other Fees	-	-
Total Fees	$509,815	$437,140

(1)

These amounts were incurred for audit services, quarterly review services and for services rendered in connection with the Company’s Registration Statement on Form S-4, HUD and FDIC loss share agreement audits for the respective fiscal years.

(2)	These amounts were incurred for the audit of the Company’s employee benefit plans.

(3)	These amounts were incurred for preparation of federal and state tax returns and tax consultation on merger-related matters for the respective fiscal years.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent public accountants. As part of this responsibility, the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent public accountants in order to assure that they do not impair the accountant’s independence from the Company. Accordingly, the Audit Committee has adopted procedures and conditions under which services proposed to be performed by the independent public accountants must be pre-approved.

Pursuant to this policy, the Audit Committee will consider annually and approve the terms of the audit engagement. Any proposed engagement relating to permissible non-audit services must be presented to the Audit Committee and pre-approved on a case-by-case basis. In addition, particular categories of permissible non-audit services that are recurring may be pre-approved by the Audit Committee subject to pre-set fee limits. If a category of services is so approved, the Audit Committee will be regularly updated regarding the status of those services and the fees incurred. The Audit Committee reviews requests for the provision of audit and non-audit services by the Company’s independent public accountants and determines if they should be approved. Such requests could be approved either at a meeting of the Audit Committee or upon approval by the Chair of the Audit Committee, or another member of the Audit Committee designated by the Chair. If a permissible non-audit service is approved by the Chair or his designee, that decision is required to be presented at the next meeting of the Audit Committee. Prior to approving any services, the Audit Committee considers whether the provision of such services is consistent with SEC rules on auditor independence and is compatible with maintaining the independence of the Company’s independent public accountants.

All of the fees paid to Dixon Hughes Goodman in 2015 and 2016 were pre-approved by the Audit Committee.

proposal 3

ADVISORY (NON BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)

SEC rules require the Company to seek an advisory (nonbinding) vote from our shareholders to approve the compensation of the NEOs, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narrative disclosures included in this Proxy Statement, which are presented in accordance with the SEC’s rules.

In considering your vote, we invite you to review the Compensation Discussion and Analysis. As described in the Compensation Discussion and Analysis, the Company believes that the total compensation for each NEO is reasonable, that the components of the Company’s compensation program for NEOs are consistent with market standards and with comparable programs of peer financial institutions, and that these practices link NEO performance to the annual financial and operational results of the Company and the long-term financial interests of the shareholders.

Accordingly, the Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our pay program for NEOs by voting for or against the following resolution. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote is advisory in nature and will not be binding on us.

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s proxy statement for its 2017 Annual Meeting of Shareholders.”

We currently hold our “say on pay” vote annually. Shareholders will have an opportunity to cast an advisory vote on the frequency of the “say on pay” vote at least every six years. The next advisory vote on the frequency of the “say on pay” vote will occur no later than 2018.

The Board of Directors recommends that you approve the compensation of our NEOs as disclosed in this Proxy Statement by voting FOR the above proposal. Properly submitted proxies will be voted FOR approval of the proposal unless otherwise specified.

Transactions with Related Persons and

Certain Control Persons

The Company’s Code of Ethics provides that personal interests of directors, officers and employees of the Company must not interfere with, or appear to interfere with, the interests of the Company. Directors, officers and employees of the Company may not compete with the Company or disadvantage the Company by taking for personal gain corporate opportunities or engage in any action that creates actual or apparent conflicts of interest with the Company. Any director or officer involved in a transaction with the Company or that has an interest or a relationship that reasonably could be expected to give rise to a conflict of interest must report the matter promptly to the Audit Committee, which is responsible for determining if the particular situation is acceptable.

The Company does not have a formal policy regarding the review, approval or ratification of related party transactions. As transactions are reported, however, the Audit Committee considers any related party transactions on a case-by-case basis to determine whether the transaction or arrangement was undertaken in the ordinary course of business and whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated party. If any member of the Audit Committee is interested in the transaction, that member will recuse himself from the discussion and decision on the transaction.

The Company, through the Bank, engages in loan transactions and maintains accounts with its directors, executive officers, principal shareholders and their related interests (collectively referred to as “related parties”). All such transactions between the Bank and related parties were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectability or present other unfavorable features. The Company expects to continue to enter into transactions in the ordinary course of business on similar terms with related parties.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested” director not participating and dollar limitations on amounts of certain loans, and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the Company, Regulation O has been complied with in its entirety.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors, certain officers and beneficial owners of more than ten percent of the Common Stock to file reports with the SEC indicating their holdings of and transactions in the Company’s equity securities and to provide copies of such reports to the Company. Based solely on a review of such copies and written representations from the Company’s reporting persons, the Company believes that all Section 16 filing requirements were fulfilled on a timely basis, except that (i) Mr. Carroll failed to timely report the sale of a portion of an entity through which he was deemed to beneficially own shares; (ii) Donald E. Pickett (principal accounting officer) failed to timely file his Form 3 and timely report the withholding of shares in connection with restricted stock vesting; and (iii) each of Messrs. Carroll, Henson, Kennedy (two transactions) and Price and Ms. Foster failed to timely report the exercise of stock options.

SHAREHOLDER PROPOSALS

The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement for its 2018 Annual Meeting of Shareholders is December 14, 2017. In addition, a shareholder proposal to be submitted at the 2018 Annual Meeting of Shareholders (but not required to be included in our proxy statement), including nominations for election to the Board of Directors, must comply with Article II, Section 13 of the Company’s Bylaws. These provisions, which were amended by the Board of Directors of the Company in March 2016, require that a shareholder give written notice to the Company’s Secretary at least 90 but not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Consequently, any shareholder proposal to be submitted at the 2018 Annual Meeting of Shareholders (but not required to be included in our proxy statement) will not be considered timely unless the notice required by our Bylaws is delivered to the Secretary not later than February 24, 2018 and not earlier than January 25, 2018. However, if the date of the 2018 Annual Meeting is moved more than 30 days before or more than 60 days after May 25, 2018, then the notice by the shareholder must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the later of the 90th day prior to such annual meeting or the tenth day following the day the date of such meeting is first publicly announced or disclosed. Shareholder proposals must include the information required by the Company’s Bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

SEC rules permit registrants to send a single copy of their proxy materials to any household at which two or more shareholders reside if the registrant believes they are members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of the Common Stock. If your family has multiple accounts by which you hold the Common Stock, you may have previously received a householding notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the proxy materials, or wish to revoke your decision to household, and thereby receive multiple copies of the proxy materials. Those options are available to you at any time.

ANNUAL REPORT

We filed an Annual Report on Form 10-K with the SEC on March 10, 2017. We make available through our website (www.parksterlingbank.com) our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Annual Report on Form 10-K also serves as the annual disclosure statement of the Bank pursuant to Part 350 of the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”). The Form 10-K has not been reviewed or confirmed for accuracy or relevancy by the FDIC. Shareholders may also obtain a copy of these reports, without charge, upon request to: Park Sterling Corporation, 1043 East Morehead Street, Suite 201, Charlotte, North Carolina 28204, Attention: Secretary.

OTHER MATTERS

As to any other matter of business that may be properly brought before the Annual Meeting, a vote may be cast in the discretion of the proxy holders at the Annual Meeting. The Board of Directors does not know of any such other business.

By order of the Board of Directors

Ralph W. Brewer
April 13, 2017	Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

PARK STERLING CORPORATION

May 25, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333030000000000 0 052517

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOTE: In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

PARK STERLING CORPORATION

May 25, 2017

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS - If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy materials, statements and other eligible documents online. Enroll today via www.astfinancial.com to enjoy online access in future years.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00033333030000000000 0 052517

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOTE: In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PARK STERLING CORPORATION

PROXY SOLICITED FOR
ANNUAL MEETING OF SHAREHOLDERS OF
PARK STERLING CORPORATION
To be held on May 25, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Donald E. Pickett and Drew P. Scroger, and each of them, as proxies, with full power of substitution in each, to represent and vote all shares of the common stock of Park Sterling Corporation (the "Company") that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 4201 Congress Street, Suite 210, Charlotte, North Carolina at 8:30 a.m. local time on May 25, 2017, and at any adjournments or postponements thereof, as set forth on the reverse of this proxy card, upon matters more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, and in their discretion upon any other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted: "FOR" each of the nominees listed in proposal 1, and "FOR" proposals 2 and 3.**

(Continued and to be signed on the reverse side.)

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